                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant
Check the appropriate box:
[ ]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                  UNOVA, INC.
                                   ----------
                (Name of Registrant as Specified In Its Charter)
                                   ----------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

       Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
    And 0-11.
    (1)     Title of each class of securities to which transaction applies:

    (2)     Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)     Proposed maximum aggregate value of transaction:

    (5)     Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1)     Amount Previously Paid:

    (2)     Form, Schedule or Registration Statement No.:

    (3)     Filing Party:

    (4)     Date Filed:

                                  [UNOVA LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 11, 2000

The Annual Meeting of Shareholders of UNOVA, Inc., a Delaware corporation, will be held at 1:00 p.m. on Thursday, May 11, 2000, at the Woodland Hills Hilton and Towers at Warner Center, 6360 Canoga Avenue, Woodland Hills, California, for the following purposes:

- To elect three Class II directors for a three-year term; and

- To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Shareholders of record at the close of business on March 13, 2000, are entitled to receive notice of and to vote at the meeting. A complete list of such shareholders will be open for examination by any shareholder for any purpose germane to the meeting during normal business hours at the offices of UNOVA at 21900 Burbank Boulevard, Third Floor, Woodland Hills, California, for a period of ten days prior to the meeting.

Shareholders are urged to vote their proxies promptly, whether or not they expect to attend the meeting in person. Unless the enclosed form of proxy provides otherwise, each UNOVA shareholder can vote (1) on the Internet, (2) by a toll-free telephone call to 1.800.840.1208 from the U.S. or Canada, or (3) by signing and mailing the proxy in the enclosed envelope. Specific instructions to be followed by any registered shareholder interested in voting on the Internet or by telephone are set forth on the enclosed proxy.

By order of the Board of Directors,

Virginia S. Young
Vice President and Secretary

March 29, 2000
Woodland Hills, California

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
General Information.........................................    1
Voting at the Meeting.......................................    1
Proxies and Proxy Solicitation..............................    1
Board of Directors..........................................    2
     Meetings and Committees of the Board...................    4
     Directors' Compensation and Retirement Policies........    5
     Director Stock Option and Fee Plan.....................    5
Information Regarding Compensation and Certain                  7
  Transactions..............................................
     Summary Compensation Table.............................    7
     Stock Option Information...............................   10
     Change of Control Employment Agreements................   12
     Retirement Benefits....................................   12
     Certain Relationships and Related Transactions.........   17
Report of the Compensation Committee on Executive              17
  Compensation..............................................
Stock Performance Graph.....................................   22
Security Ownership by Certain Beneficial Owners and            23
  Management................................................
     By Management..........................................   23
     By Others..............................................   24
Filing of Reports Under Section 16(a) of the Exchange Act...   25
Shareholder Proposals for 2001 Annual Meeting...............   25
Supplement to the Proxy Statement
     Consolidated and Combined Financial Statements;
     Management's Discussion and Analysis; Selected           F-i
      Financial Data........................................
Directors and Officers of UNOVA, Inc..................  back cover

                                  UNOVA, INC.
             21900 BURBANK BOULEVARD, WOODLAND HILLS, CA 91367-7418

                     -------------------------------------
                                PROXY STATEMENT
                     -------------------------------------

                              GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of UNOVA, Inc. ("UNOVA") to be used at the Annual Meeting of Shareholders of UNOVA to be held on May 11, 2000, and at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. This proxy statement is first being mailed to shareholders of UNOVA on or about March 29, 2000.

UNOVA was incorporated in Delaware on August 13, 1997, and operated as a subsidiary of Western Atlas Inc. ("Western Atlas"), until October 31, 1997, when Western Atlas effected a pro rata distribution of all of UNOVA's outstanding shares of common stock as a dividend to the holders of Western Atlas common stock on a one-for-one basis (the "Distribution"). UNOVA has operated as an independent, publicly held entity since the Distribution.

                             VOTING AT THE MEETING

The record date for voting at the Annual Meeting is the close of business on March 13, 2000. As of the record date, UNOVA had outstanding 55,551,929 shares of its common stock, par value $.01 per share ("Common Stock" or "UNOVA Common Stock"), not including treasury shares, which may not be voted. The holders of the outstanding Common Stock, which is UNOVA's only outstanding class of voting security, will be voting on all matters currently scheduled to be acted upon at the 2000 Annual Meeting, with each share entitled to one vote.

The holders of a majority of the issued and outstanding shares of Common Stock represented in person or by proxy at the Annual Meeting of Shareholders will constitute a quorum for the transaction of business at the meeting. The inspector of election appointed for the meeting will determine the existence of a quorum and will tabulate the votes cast at the meeting. Shareholders may withhold authority to vote for one or more of the nominees for director and may abstain on one or more of any other matters that may come before the meeting. Shares for which authority is withheld or for which abstentions are indicated will be counted as present for purposes of determining whether a quorum is present. Directors are elected by a plurality of the shares represented in person or by proxy at the meeting; votes withheld will be excluded entirely from the vote and will have no effect. If a broker indicates on a proxy that such broker does not have discretionary authority to vote on a particular matter, under applicable Delaware law those shares will be counted as present for purposes of determining the presence of a quorum, but will not be counted as votes cast on the matter and will have no effect on the outcome of the vote on such matter.

                         PROXIES AND PROXY SOLICITATION

All shares of Common Stock represented by properly executed proxies will be voted at the Annual Meeting in accordance with the directions marked on the proxies, unless such proxies previously have been revoked. If no directions are indicated on such proxies, they will be voted FOR the election of the three nominees named below under "BOARD OF DIRECTORS." If any other matters, not presently anticipated, are properly presented at the meeting for action, the proxy holders will vote the proxies (which confer discretionary authority upon such holders to vote on such matters) in accordance with their best judgment. Each proxy executed and returned by a shareholder may be revoked at any time before it is voted by the timely submission of a written notice of revocation or by the submission of a duly executed proxy bearing a later date, in either case directed to ChaseMellon Shareholder Services, L.L.C.,

Attention: Norma Cianfaglione, 600 Willowtree Road, Leonia, New Jersey 07605, or, if a shareholder is present at the meeting, he or she may elect to revoke his or her proxy and vote his or her shares personally.

In addition to solicitation by mail, certain directors, officers, and other employees of UNOVA, not specially employed for this purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone, telegram, facsimile transmission, or electronic mail. UNOVA will reimburse brokerage firms, banks, and other holders of record for their reasonable out-of-pocket expenses in forwarding proxy material to the beneficial owners of Common Stock or otherwise in connection with this solicitation of proxies. UNOVA has retained Georgeson Shareholder Communications Inc. to assist in the solicitation for a fee of $6,500, in addition to reimbursement by UNOVA of the expenses and disbursements of that firm.

                               BOARD OF DIRECTORS

The Board of Directors currently has ten members. The Board is divided into three classes, with each director normally elected to serve a three-year term and one full class of directors to be elected at each Annual Meeting.

Paul Bancroft, III, Steven B. Sample, and William D. Walsh, incumbent Class II directors whose terms are currently scheduled to expire at the 2000 Annual Meeting, have been nominated for reelection as Class II directors for three-year terms.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MESSRS. BANCROFT AND WALSH AND DR. SAMPLE TO THE UNOVA BOARD OF DIRECTORS.

Set forth below is information regarding the age, business experience, and Board Committee membership as of March 15, 2000, of the nominees for election, as well as information about the directors whose terms of office do not expire this year. Each nominee has consented to being named as such in this proxy statement and has agreed to serve if elected. If, as a result of circumstances not presently known, any of such nominees shall be unable to serve as a director, proxies will be voted for the election of such other person or persons as the Board of Directors may select, or the number of authorized directors may be reduced.

--------------------------------------------------------------------------------

NOMINEES FOR DIRECTORS WITH TERMS TO EXPIRE IN 2003
--------------------------------------------------------------------------------

PAUL BANCROFT, III, age 70. Mr. Bancroft is an independent venture capitalist and a consultant. He has been a director of UNOVA since September 23, 1998, and is a member of the Compensation Committee.

Mr. Bancroft was President, Chief Executive Officer, and a director of Bessemer Securities Corporation from 1976 until 1988.

STEVEN B. SAMPLE, age 59. Dr. Sample has been President of the University of Southern California since 1991. He has been a director of UNOVA since October 31, 1997, and is a member of the Audit and Compliance Committee.

From 1982 to 1991, Dr. Sample was President of the State University of New York at Buffalo. He is a director of Advanced Bionics Corporation, the Wm. Wrigley Jr. Company, the Santa Catalina Island Company, the AMCAP Fund, Inc., and the American Mutual Fund, Inc. Dr. Sample is also Chairman of the Association of Pacific Rim Universities and is a trustee of the University of Southern California and of the Regenstreif Medical Foundation and Institute.

WILLIAM D. WALSH, age 69. Mr. Walsh has been Chairman of Sequoia Associates LLC, a private investment firm, since 1998. He has been a director of UNOVA since October 31, 1997, and is a member of the Compensation Committee.

Mr. Walsh was previously a General Partner of Sequoia Associates since 1982. He is Chairman of Clayton Group, Inc., Consolidated Freightways Corporation, Newell Industrial Corporation, and Newell Manufacturing Corporation. He is a director of Basic Vegetable Products, L.P., Crown Vantage, Inc., URS Corporation, Bemiss Jason Inc., Ameriscape, Inc., and the American Ireland Fund. Mr. Walsh is also Chairman of the Neurosciences Research Foundation, Inc., Co-Chair of the Dean's Advisory Board of Harvard Law School, a trustee of Fordham University, and a member of the Board of Overseers, Hoover Institution at Stanford University.

--------------------------------------------------------------------------------

DIRECTORS CONTINUING IN OFFICE WHOSE TERMS EXPIRE IN 2002
--------------------------------------------------------------------------------

STEPHEN E. FRANK, age 58. Mr. Frank is Chairman, President, and Chief Executive Officer of Southern California Edison Company, a subsidiary of Edison International. He has been a director of UNOVA since October 31, 1997, and is Chair of the Audit and Compliance Committee.

Mr. Frank was President and Chief Operating Officer of Southern California Edison from 1995 to January 2000, when he assumed his present position. Mr. Frank is also a director of Edison International, Southern California Edison, Washington Mutual, Inc., and Associated Electric & Gas Insurance Services Limited. He is also a member of the Board of the Los Angeles Area Chamber of Commerce, the Los Angeles Philharmonic Association, the United Way of Greater Los Angeles, and the California Chamber of Commerce. Mr. Frank is Chairman of the Business Industry Political Action Committee.

CLAIRE W. GARGALLI, age 57. Ms. Gargalli was Vice Chairman of Diversified Search Companies (executive search consultants) from 1990 until her retirement from that position in 1998. She has been a director of UNOVA since September 23, 1998, and is a member of the Audit and Compliance Committee.

Ms. Gargalli is a director of Praxair, Inc. and Baker Hughes Incorporated. She is also a trustee of Carnegie Mellon University and of Middlebury College.

ORION L. HOCH, age 71. Dr. Hoch has been Chairman Emeritus of Litton Industries, Inc. since 1994. He has been a director of UNOVA since October 31, 1997, and is Chair of the Compensation Committee. Dr. Hoch was Chairman of the Board of Litton Industries, Inc. from 1988 until 1994. He is a director of Litton, The Bessemer Group, Inc., and Bessemer Trust Companies. He is also an emeritus life trustee of Carnegie Mellon University.

--------------------------------------------------------------------------------

DIRECTORS CONTINUING IN OFFICE WHOSE TERMS EXPIRE IN 2001
--------------------------------------------------------------------------------

LARRY D. BRADY, age 57. Mr. Brady has been President and Chief Operating Officer of UNOVA since August 2, 1999, and was elected a director on September 29, 1999. Mr. Brady previously served as President of FMC Corporation. He joined FMC in 1978 and held a variety of positions with that company. Mr. Brady served as General Manager of FMC's Agricultural Chemical Group from 1983 to 1988, became head of Corporate Development in 1988, and assumed responsibility for the company's FoodTech, Transportation Equipment, and Energy Systems Groups in 1989. He was elected a Vice President of FMC in 1984, an Executive Vice President and a director in 1989, and President in 1993.

Mr. Brady is a director of Pactiv Corporation and is a member of the Advisory Board of Northwestern University's Kellogg School of Management, the Board of Trustees of the National Merit Scholarship Corporation, and the Executive Committee of the National Association of Manufacturers.

ALTON J. BRANN, age 58. Mr. Brann has been Chairman of the Board and Chief Executive Officer and a director of UNOVA since August 13, 1997.

Mr. Brann served as Chairman of the Board and Chief Executive Officer of Western Atlas Inc. from 1994 until 1997, when he assumed the same positions with UNOVA. Prior thereto, Mr. Brann was President and Chief Executive Officer of Litton Industries, Inc.

Mr. Brann is presently a director of Litton Industries, Inc., where he also serves as Chairman of the Executive Committee. He is a member of the Board of Overseers of the Executive Council on Diplomacy and of the President's Cabinet of California Polytechnic State University at San Luis Obispo. Mr. Brann is also Chairman of the Board of Governors of Town Hall Los Angeles, a director of the Los Angeles World Affairs Council, a board member and past Chairman of the Los Angeles Area Council of the Boy Scouts of America, a senior member of the Institute of Electrical and Electronics Engineers, and a trustee and member of the Executive Committee of the Manufacturers Alliance.

JOSEPH T. CASEY, age 68. Mr. Casey is retired Vice Chairman and Chief Financial Officer of Western Atlas Inc. Mr. Casey has been a director of UNOVA since September 23, 1998, and is a member of the Audit and Compliance Committee.

Mr. Casey served as Vice Chairman and Chief Financial Officer of Western Atlas Inc. from 1994 until his retirement in September 1996. Previously he held the same positions at Litton Industries, Inc. He is a director of Baker Hughes Incorporated, Litton Industries, Inc., and Pressure Systems, Inc. Mr. Casey is a member of the Board of Trustees of Claremont McKenna College and of the Don Bosco Technical Institute. He is also a member of the Board of Overseers of the Center for Russia and Asia of the Rand Corporation.

WILLIAM C. EDWARDS, age 71. Mr. Edwards is a partner of Bryan and Edwards, a venture capital investment firm, and a general partner of Banner Partners and Ritter Partners. He has been a director of UNOVA since November 19, 1998, and is a member of the Compensation Committee.

Mr. Edwards is Chairman of Xeruca Corporation and a director of Trust Company of the West and CellNet Data Systems. He is a member of the Board of Overseers and Executive Committee of the Hoover Institution at Stanford University, a member of the Advisory Committee of the Stanford Institute for Economic Policy Research, an associate of the Stanford Center for International Security and Arms Control, and a member of the Board of Governors of the San Francisco Symphony. Mr. Edwards is also an emeritus trustee of Scripps College and Deerfield Academy.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors of UNOVA met eight times during 1999 (one of these meetings was by telephone) with an average attendance record of 94.5%. The Board also acted on two occasions by unanimous written consent in 1999. Each director attended more than 75% of the aggregate number of (1) Board meetings and (2) meetings of committees of the Board on which such directors served. The Board has two standing committees as described below. Membership on these committees is indicated in the preceding biographical information. The Board of Directors does not have a standing Nominating Committee.

AUDIT AND COMPLIANCE COMMITTEE. The Audit and Compliance Committee consists of four directors, none of whom is an employee of UNOVA. The Committee, which met three times in 1999, reviews and discusses with the outside auditors and with management the scope and results of the audit by UNOVA's outside auditors, including the audited financial statements, the activities of UNOVA's internal auditors, and the adequacy of UNOVA's system of internal controls and procedures. The Committee proposes the appointment of the outside auditors, subject to approval by the Board, approves fees paid for services (including any nonaudit services) rendered by such auditors, and in connection with such function considers the independence of such auditors. The Audit and Compliance Committee reviews the implementation of and monitors compliance with UNOVA's Standards of Conduct and evaluates the Reportable Transactions and Conflicts of Interest Questionnaires completed by certain employees to determine if possible conflicts of interest exist or possible violations of corporate policy have occurred. The Committee also considers other possible conflict of interest situations brought to its attention and makes appropriate recommendations concerning these situations.

COMPENSATION COMMITTEE. The Compensation Committee is composed of four nonemployee directors. The Committee establishes policies for executive compensation and approves the remuneration of all officers of UNOVA. The Committee administers UNOVA's employee stock option plans, Management Incentive Compensation Plan (including the establishment of the individual performance goals thereunder), incentive loan program, Employee Stock Purchase Plan, and certain other compensation and retirement arrangements. The Committee, which met five times and acted on four occasions by unanimous written consent in 1999, also reviews and makes recommendations with respect to other compensation plans and policies of UNOVA.

DIRECTORS' COMPENSATION AND RETIREMENT POLICIES

Messrs. Brady and Brann are the only directors who are also employees of UNOVA. They are not paid any fee or additional remuneration for service as members of the Board and they are not members of any Board committee.

Directors who are not employees of UNOVA are paid an annual fee for Board service of $30,000, payable in quarterly installments, and an attendance fee of $2,000 for each meeting of the Board and for each meeting of a Committee of the Board attended. Each nonemployee director who serves as Chair of a Board committee is paid an additional annual fee of $4,000, payable in quarterly installments. Directors are reimbursed for travel and other expenses incurred for the purpose of attending meetings of the Board and its committees.

The Board of Directors has adopted a policy establishing the mandatory retirement date of each director as the date of the next annual meeting of UNOVA shareholders following his or her 72nd birthday.

DIRECTOR STOCK OPTION AND FEE PLAN

OPTIONS. Under the terms of the UNOVA, Inc. Director Stock Option and Fee Plan (the "Director Plan"), any person who joins the Board as a nonemployee director will receive options to purchase 25,000 shares of UNOVA Common Stock at the fair market value of such stock, provided such person neither received options under a UNOVA plan allowing for the grant of stock-based awards during the two-year period preceding the date of commencement of Board membership nor was an employee of UNOVA or a subsidiary of UNOVA during such two-year period. On the first business day following the UNOVA annual shareholders' meeting for each year while the Director Plan is in effect, each nonemployee director automatically will receive a grant of an option for 2,500 shares. All options granted under the Director Plan become fully exercisable on the first anniversary of the grant thereof; however, if a director dies or becomes permanently disabled while serving on the Board, or if the director retires pursuant to the policy for mandatory retirement of directors described above, then all options held by such director become exercisable in full. In addition, if a change of control of UNOVA (as defined in the Change of Control Agreements with certain officers described below) occurs, then all options granted under the Director Plan become fully exercisable. An aggregate of 500,000 shares of UNOVA Common Stock, subject to adjustment for certain events affecting UNOVA's capitalization, has been authorized for issuance under the Director Plan.

Options granted under the Director Plan shall remain exercisable until three years following the first to occur of the retirement or resignation of the director from the Board (or the director's failure to be reelected to the Board), the total and permanent disability of the director, or the death of the director.

RECEIPT OF FEES IN STOCK. Pursuant to the Director Plan, directors may elect to receive all or a portion of their fees described above under the caption "Directors' Compensation and Retirement Policies" on a current basis in shares of UNOVA Common Stock with a fair market value equivalent to the applicable fees. Directors electing to receive payment of fees in shares of UNOVA Common Stock on a current basis receive shares quarterly.

DEFERRAL OF DIRECTOR FEES. Participating directors may also elect to defer all or a portion of such fees to either a deferred stock account or cash account. The deferred stock account will enable directors to defer their fees into UNOVA Common Stock, and the cash account will provide a deferral into an interest-based account.

The deferred stock account is a bookkeeping account credited with share units representing shares of UNOVA Common Stock. The cash account accrues interest at a rate equal to the prime rate. Credits to the deferred stock and cash accounts are made on the first business day following the end of each quarter. A director's stock account will be credited with the number of shares of UNOVA Common Stock paid in lieu of cash fees which are the subject of a deferral election. Transfers between the stock account and the cash account are not permitted.

Deferred amounts will be paid to each director commencing in the January following the director's termination of service with the Board. Such payments may be made in a single installment or in two to fifteen annual installments as stipulated by the director at the time of the deferral election. Notwithstanding the foregoing, upon a change of control of UNOVA, all deferred accounts will be paid out immediately. Share units in the deferred stock account will be converted into the number of shares of UNOVA Common Stock equal to the number of such share units and payment will be made in shares of UNOVA Common Stock. The cash account will be paid in cash.

ADMINISTRATION; AMENDMENT. The Director Plan is administered by the Board, which has authority to interpret and make rules and regulations relating to the Director Plan and to determine the provisions of the individual option agreements to be entered into under the Director Plan. The Director Plan will terminate on December 15, 2007 (unless earlier discontinued by the Board), but such termination will not affect the rights of the holder of any option or participant in a deferred stock or cash account outstanding on such date of termination. The Board may suspend or discontinue the Director Plan or amend it in any respect whatsoever; provided, however, that no such amendment shall adversely affect the rights of any director without such director's consent or shall be made without stockholder approval if such approval is required by any regulation, law, or stock exchange rule.

          INFORMATION REGARDING COMPENSATION AND CERTAIN TRANSACTIONS

SUMMARY COMPENSATION TABLE

For the chief executive and the four other executive officers of UNOVA as of December 31, 1999, who received the highest compensation for services rendered to UNOVA with respect to 1999, the following table sets forth information concerning compensation paid to these individuals for the periods indicated. The principal positions listed in the table are those held by the individuals named in the table at the end of 1999, except for Norman L. Roberts, who retired as General Counsel of UNOVA on September 29, 1999, and at that time ceased to be an executive officer. Information concerning the compensation of Mr. Roberts is included in the table since, but for the fact that he was not an executive officer on December 31, 1999, his compensation for 1999 would have caused him to be one of the four most highly compensated executive officers at year-end. The six individuals named in the table are sometimes referred to in this proxy statement as the "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------------
                                                                 LONG-TERM COMPENSATION
                                                                         AWARDS
                                                               --------------------------
                                      ANNUAL COMPENSATION                      SECURITIES
                                     ----------------------     RESTRICTED     UNDERLYING     ALL OTHER
                                                               STOCK AWARDS     OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR   SALARY($)     BONUS($)        ($)            (#)           ($)(A)
---------------------------------------------------------------------------------------------------------
Larry D. Brady                1999    242,308(b)   600,000(c)   1,407,488(d)    430,000(e)      53,301
President and Chief
Operating Officer
---------------------------------------------------------------------------------------------------------
Alton J. Brann                1999    735,020      323,409                      100,000(e)       8,704
Chairman of the Board         1998    717,522      680,750                      125,000(e)      17,892
and Chief Executive           1997    713,486      875,000                      500,000(e)      17,996
Officer                                                                          61,601(f)
---------------------------------------------------------------------------------------------------------
Michael E. Keane              1999    307,500      108,240                       60,000(e)       8,108
Senior Vice President and     1998    287,500      213,950                       80,000(e)      15,673
Chief Financial Officer       1997    267,308      267,308                      125,000(e)       6,570
                                                                                 36,961(f)
---------------------------------------------------------------------------------------------------------
Robert G. O'Malley            1999    200,005(g)   400,000(h)                   226,000(e)      30,004
Senior Vice President of
UNOVA and President of
Intermec Technologies
Corporation ("Intermec")
---------------------------------------------------------------------------------------------------------
Norman L. Roberts             1999    300,000       95,040                          -0-          8,684
Senior Vice President;        1998    300,000      210,060                       48,000(e)      10,846
General Counsel until         1997    305,769      275,192                      100,000(e)       9,060
September 29, 1999                                                               18,480(f)
---------------------------------------------------------------------------------------------------------
Charles E. Wolfbauer          1999    229,543      141,487                       30,000(e)       5,374
Vice President of UNOVA       1998    218,500      202,771                       50,000(e)       6,297
and President of Lamb         1997    212,000      212,000                       60,000(e)       5,099
Technicon Machining                                                               9,856(f)
Systems
---------------------------------------------------------------------------------------------------------

(a) Included in this column for 1999 are the following: (i) present value costs of UNOVA's portion of the 1999 premium for split-dollar life insurance for Mr. Brann of $2,970, for Mr. Keane of $935, and for Mr. Wolfbauer of $2,070; (ii) the following amounts representing premiums paid by UNOVA with respect to the participation in UNOVA's Executive Medical Plan of each of the following Named Executive Officers and their dependents: Mr.
     Brann - $3,934, Mr. Keane - $2,788, and Mr. Roberts - $4,487; (iii) the following amounts representing interest imputed and taxable to the holder of loans from UNOVA: Mr. Keane - $2,585, Mr. Roberts - $2,397, and Mr. Wolfbauer - $1,504; (iv) UNOVA's matching contributions of $1,800 made to the respective accounts of Messrs. Brann, Keane, Roberts, and Wolfbauer under UNOVA's 401(k) plan; (v) the amount of $10,000 paid to Mr. O'Malley by Intermec pursuant to an executive flexible benefits plan; and (vi) the amounts of $53,301 and $20,004 paid to Mr. Brady and Mr. O'Malley, respectively, in connection with their relocations to accept employment with UNOVA, including provision for income taxes on these relocation allowances.

(b) Represents salary paid for the period from August 2, 1999, when Mr. Brady commenced employment with UNOVA, through December 31, 1999.

(c) Represents a bonus paid to Mr. Brady upon commencement of his employment by UNOVA to serve as an inducement to Mr. Brady to accept such employment. The amount represents the target bonus for the full calendar year 1999 which Mr. Brady could have earned under the UNOVA, Inc. Management Incentive Compensation Plan described below if performance goals had been prescribed for him and had been achieved.

(d) The amount shown in the table is the market value of the Restricted Stock (without regard to the restrictions on transfer) on the date of its grant to Mr. Brady, August 2, 1999. At December 31, 1999, Mr. Brady held 109,585 shares of Restricted Stock having a market value on that date of $1,424,605. Mr. Brady is entitled to vote these shares of Restricted Stock and to receive any dividends declared and paid thereon. The amount of this award in UNOVA Restricted Stock was determined on the basis of equivalency to the value of unvested restricted stock of FMC Corporation which Mr. Brady forfeited upon his retirement from FMC. The restrictions on these shares will expire as to one-third of the shares on each of the third, fourth, and fifth anniversaries of the date of grant. However, such restrictions will lapse immediately upon termination of Mr. Brady's employment by reason of his death or disability, upon the occurrence of a change of control of UNOVA, or upon termination of such employment by either UNOVA or Mr. Brady (other than a termination for cause) during the period from September 1, 2000, to October 1, 2000, if Mr. Brady shall not have been elected or appointed Chief Executive Officer of UNOVA on or prior to September 1, 2000.

(e)  Represents options to purchase UNOVA Common Stock.

(f) Represents options to purchase Western Atlas common stock. Certain of the Named Executive Officers were employed by Western Atlas until October 31, 1997, when UNOVA Common Stock was distributed to the shareholders of Western Atlas as a dividend. During the period prior to the Distribution, the Named Executive Officers received options to purchase Western Atlas common stock as indicated in the table above. On October 31, 1997, the Named Executive Officers became employees of UNOVA and thereafter received options to purchase UNOVA Common Stock. Upon the Distribution each then outstanding Western Atlas option was adjusted by increasing the number of shares subject to the option and decreasing the exercise price per share so as to preserve the difference between the aggregate exercise price of the options and the aggregate market value of the shares subject to the options. The number of shares subject to options to purchase Western Atlas common stock shown in the table have been adjusted as described in the preceding sentence, but have not been adjusted to reflect the subsequent conversion of these options into options to purchase common stock of Baker Hughes Incorporated in connection with the 1998 merger of Western Atlas and Baker Hughes.

(g) Represents salary paid for the period from June 28, 1999, when Mr. O'Malley commenced employment with Intermec, through December 31, 1999.

(h) Represents a bonus paid to Mr. O'Malley upon commencement of his employment with Intermec to serve as an inducement for Mr. O'Malley to accept such employment. The amount represents the target bonus for calendar year 1999 which Mr. O'Malley could have earned under the UNOVA, Inc. Management Incentive Compensation Plan if performance goals had been prescribed for him under this plan and had been achieved. If Mr. O'Malley does not remain employed by Intermec for a period of twelve months from his date of employment, he must repay a pro rata portion of this bonus based on the percentage of such twelve-month period during which he was employed by Intermec.

STOCK OPTION INFORMATION

The following table shows stock option grants with respect to shares of UNOVA Common Stock under the UNOVA, Inc. 1999 Stock Incentive Plan to the Named Executive Officers during the 1999 fiscal year:

                       OPTION GRANTS IN LAST FISCAL YEAR

---------------------------------------------------------------------------------------------------
                                                         INDIVIDUAL GRANTS
                                 ------------------------------------------------------------------
                                   NUMBER OF     PERCENTAGE OF
                                  SECURITIES     TOTAL OPTIONS
                                  UNDERLYING      GRANTED TO     EXERCISE                GRANT DATE
                                    OPTIONS      EMPLOYEES IN     PRICE     EXPIRATION     VALUE
             NAME                GRANTED(#)(A)    FISCAL YEAR     ($/SH)       DATE        ($)(B)
---------------------------------------------------------------------------------------------------
 Larry D. Brady                      38,925(c)       1.7621%     12.8438      8/2/2009     310,505
                                    361,075(d)      16.3456%     12.8438      8/2/2009   2,880,298
                                     30,000(d)       1.3581%     14.75      11/18/2009     275,732
---------------------------------------------------------------------------------------------------
 Alton J. Brann                     100,000(e)       4.5269%     14.75      11/18/2009     919,108
---------------------------------------------------------------------------------------------------
 Michael E. Keane                     6,779(f)       0.3069%     14.75      11/18/2009      62,306
                                     53,221(g)       2.4093%     14.75      11/18/2009     489,158
---------------------------------------------------------------------------------------------------
 Robert G. O'Malley                  34,330(c)       1.5541%     14.5625     6/28/2009     310,041
                                    165,670(d)       7.4998%     14.5625     6/28/2009   1,496,197
                                     26,000(d)       1.1770%     14.75      11/18/2009     238,968
---------------------------------------------------------------------------------------------------
 Norman L. Roberts                      -0-             -0-      -0-               -0-         -0-
---------------------------------------------------------------------------------------------------
 Charles E. Wolfbauer                 6,000(f)       0.2716%     14.75      11/18/2009      55,146
                                     24,000(h)       1.0865%     14.75      11/18/2009     220,586
---------------------------------------------------------------------------------------------------

(a) All options granted to the Named Executive Officers were granted at the prevailing market price of UNOVA Common Stock on the date of the grant. These options permit payment of the exercise price and any withholding tax due upon exercise by the surrender of already owned shares of UNOVA Common Stock having a fair market value equal to the exercise price or the amount of withholding tax and also permit payment of withholding tax by applying shares otherwise issuable upon exercise. All such options become immediately exercisable upon the occurrence of certain events resulting in a change of control of UNOVA, and accelerated vesting schedules become applicable in the event of the death of the optionee while in the employ of UNOVA. Change of control has the meaning described on page 12.

(b) The Black-Scholes model was used to determine the grant date value of UNOVA stock options. This method requires the use of assumptions that affect the computation of the option's grant date value. The following assumptions were used to value the options in this table: a volatility factor of 40.07% for UNOVA Common Stock, determined from historical stock price fluctuations, a 5.96% risk-free interest rate determined from market information prevailing on the grant date, an expected option life of ten years, and a zero cash dividend rate. No adjustments were made for the nontransferability or risk of forfeiture of the stock options. This model allocates the valuation evenly over the vesting schedule. There is no assurance that these assumptions will prove true in the future. The actual value of the options depends on the market price of the UNOVA Common Stock at the date of exercise, which may vary from the theoretical value indicated in the table.

(c) Incentive Stock Options. These options become exercisable in five equal installments of the shares subject thereto on the first through the fifth anniversaries of the date of grant.

(d) Nonqualified Stock Options. These options become exercisable in five equal installments of the shares subject thereto on the first through the fifth anniversaries of the date of grant.

(e) Nonqualified Stock Options. These options become exercisable in one installment of the shares subject thereto on December 1, 2001.

(f) Incentive Stock Options. These options become exercisable in one installment of the shares subject thereto on November 18, 2004.

(g) Nonqualified Stock Options. These options become exercisable in four equal installments of 12,000 shares each on the first through the fourth anniversaries of the date of grant, and one installment of 5,221 shares on the fifth anniversary of the date of grant.

(h) Nonqualified Stock Options. These options become exercisable in four equal installments of the shares subject thereto on the first through the fourth anniversaries of the date of grant.

The following table provides information with respect to options to purchase UNOVA Common Stock exercised by the Named Executive Officers during 1999 and year-end option values:

                      AGGREGATED OPTION EXERCISES IN LAST
                 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

---------------------------------------------------------------------------------------------------------------
                                                     NUMBER OF SECURITIES
                                                    UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                          OPTIONS AT              IN-THE-MONEY OPTIONS AT
                           SHARES       VALUE        DECEMBER 31, 1999(#)          DECEMBER 31, 1999($)
                         ACQUIRED ON   REALIZED      --------------------          --------------------
         NAME            EXERCISE(#)     ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
---------------------------------------------------------------------------------------------------------------
 Larry D. Brady              -0-         -0-            -0-        430,000          -0-          62,480
-----------------------------------------------------------------------------------------------------------
 Alton J. Brann              -0-         -0-        319,702        405,298          -0-             -0-
-----------------------------------------------------------------------------------------------------------
 Michael E. Keane            -0-         -0-         66,000        199,000          -0-             -0-
-----------------------------------------------------------------------------------------------------------
 Robert G. O'Malley          -0-         -0-            -0-        226,000          -0-             -0-
-----------------------------------------------------------------------------------------------------------
 Norman L. Roberts           -0-         -0-         66,000         82,000          -0-             -0-
-----------------------------------------------------------------------------------------------------------
 Charles E. Wolfbauer        -0-         -0-         34,000        106,000          -0-             -0-
-----------------------------------------------------------------------------------------------------------

In November 1999 the Compensation Committee exercised its authority under the 1999 Stock Incentive Plan to accelerate the vesting of certain options previously granted to three executive officers, including Mr. Brann and Mr. Roberts. It was determined that unvested options held by Mr. Roberts at that time to purchase 82,000 shares and by another executive officer whose retirement was imminent would become exercisable on the respective retirement dates of these individuals, January 28, 2000, and December 31, 1999, and that unvested options held by Mr. Brann to purchase 150,000 shares would become exercisable on December 1, 2001. Mr. Brann has advised the Compensation Committee that he presently wishes to retire at about age 60, and the Committee deemed the acceleration of his options to be consistent with its contemplated succession plans for senior officers.

In addition to options to purchase UNOVA Common Stock, certain of the Named Executive Officers held at the end of 1999 options ("Litton Options") to purchase shares of the common stock of Litton Industries, Inc. ("Litton") granted to them prior to the spinoff of Western Atlas by Litton in 1994 (the "Litton Spinoff") and adjusted in accordance with a formula into options to purchase shares of both Western Atlas and Litton at the time of the Litton Spinoff. For purposes of vesting and exercisability of these options, service with UNOVA is regarded as service with Litton.

During 1999 none of the Named Executive Officers exercised any of these Litton Options. At December 31, 1999, certain of the Named Executive Officers held exercisable but unexercised Litton Options as follows: Michael E. Keane, options having a value of $484,391 to purchase 14,000 shares, and Norman L.

Roberts, options having a value of $511,398 to purchase 16,000 shares. These values represent the difference between the exercise price and the fair market value of the Litton Common Stock on December 31, 1999.

CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

Messrs. Brady, Brann, Keane, O'Malley, Wolfbauer, and certain additional officers of UNOVA have entered into change of control employment agreements with UNOVA (collectively, the "Agreements"). The Agreements are operative only upon the occurrence of a change of control, which includes substantially those events described below. Absent a change of control, the Agreements do not require UNOVA to retain the executives or to pay them any specified level of compensation or benefits.

Generally, under the Agreements, a change of control is deemed to have occurred if: (a) a majority of the Board becomes composed of persons other than persons for whose election proxies have been solicited by the Board, or other than persons who are then serving as directors appointed by the Board to fill vacancies caused by death or resignation (but not removal) of a director or to fill newly created directorships; (b) another party becomes the beneficial owner of at least 30% of UNOVA's outstanding voting stock, other than as a result of a repurchase by UNOVA of its voting stock; (c) the approval by the shareholders of UNOVA of a merger, reorganization, consolidation with another party (other than certain limited types of mergers), or sale or other disposition of all or substantially all of UNOVA's assets; or (d) the shareholders approve the liquidation or dissolution of UNOVA.

The Agreements generally provide that for three years after a change of control, there will be no adverse change in the executive's salary, bonus opportunity, benefits, or location of employment. If, during this period following a change, the executive's employment is terminated by UNOVA other than for cause, or if the executive terminates his or her employment for good reason, as such terms are defined in the Agreements (including compensation reductions, demotions, relocation, and requiring excessive travel), or voluntarily during the 30-day period following the first anniversary of a change of control which results in a change in the composition of a majority of UNOVA's Board of Directors (or, if later, the first anniversary of such change in the composition of the Board) the executive is entitled to receive an accrued salary and annual incentive payment through the date of the termination and, except in the event of death or disability, a lump-sum severance payment equal to three times the sum of the executive's base salary and annual bonus (and certain pension, insurance, and other welfare plan benefits). Further, an additional payment is required in such amount that after the payment of all taxes, income and excise, the executive will be in the same after-tax position as if no Federal excise tax had been imposed. In the event of termination of employment by reason of death or disability or for cause, the Agreements terminate and the sole obligation of UNOVA is to pay any amounts previously accrued under the Agreements.

Change of control employment agreements with Mr. Wolfbauer and certain other officers at the level of Vice President have terms not as favorable as those described above; for example, the term of employment following a change of control is two, rather than three, years.

RETIREMENT BENEFITS

THE FSSP AND RELATED RETIREMENT PLAN. The Named Executive Officers participate in UNOVA's Financial Security and Savings Program (the "FSSP"), a defined contribution plan intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Participation in the FSSP is generally available to employees of UNOVA located in the United States.

A participant in the FSSP may elect to defer from 2% to 18% of his or her covered compensation for investment in the trust established under the FSSP, but the maximum amount which the employee may contribute to the FSSP for any calendar year is limited by provisions of the Code including a limit on the maximum amount, as adjusted for inflation, which may be contributed to plans qualified under Section 401(k) of the Code (the "401(k) Maximum Amount"), which was $10,000 for 1999 and is $10,500 for 2000. Deposits of 2% to 4% of the participant's compensation are considered to be the FSSP Retirement Fund and are invested by the FSSP Investment Committee, while deposits in excess of 4% are invested in one or more investment funds, as designated by the participant.

UNOVA adds to the investment fund account of an FSSP participant an amount (not to exceed 2% of the participant's compensation) equal to 50% of the participant's deposits in excess of 4% of his or her covered compensation. In the case of employees who are classified as highly compensated pursuant to applicable Treasury releases (those earning over $80,000 for 1999 and over $85,000 for 2000), such employees' permissible contributions may be reduced further and the amount of the employer's matching contributions may be limited if certain nondiscrimination tests set forth in the Code are not achieved. A participant is entitled to receive his or her entire FSSP account, to the extent it has become vested, upon retirement or earlier termination of employment with UNOVA.

Benefits under the FSSP are intended to supplement benefits under the UNOVA Pension Plan ("UPP"), which is a defined benefit plan. Although deposits to the FSSP do not comprise part of the pension plan trust (except for transfers of assets made at the request of a participant in connection with a distribution, as described below), the extent of an employee's participation in the Retirement Fund of the FSSP will affect the amount of such employee's benefit under the UPP. The employee's contribution to the FSSP of 2% to 4% of his or her covered compensation causes the employee (if eligible to participate in the UPP) to become eligible to accrue benefits under the UPP. Covered compensation for purposes of both the UPP and the FSSP Retirement Fund is aggregate cash compensation including bonuses and commissions. In the case of the Named Executive Officers, contributions to the FSSP Retirement Fund are limited to $160,000 for 1999 and $170,000 for 2000 pursuant to provisions of the Code.

The amount of a participant's annual pension benefit at his or her normal retirement date (generally age 65) under the UPP is the higher of (i) 60% of the participant's deposits to the Retirement Fund of the FSSP (during the entire period of his or her employment) or (ii) 85% of such deposits minus 75% of the participant's estimated Social Security primary benefit at age 65 with adjustments in the amount of the benefit to take into account factors such as age at retirement, degree of vesting, and form of benefit selected. In the case of UNOVA employees who transferred directly from Western Atlas to UNOVA, contributions to the Retirement Fund or the similar plan sponsored by Western Atlas will be included in the computation of a participant's total deposits for purposes of the formula set forth above. The annual pension benefit at normal retirement age is reduced by the actuarial equivalent of lump sum distributions made (at the request of the participant) of the participant's Retirement Fund account in the FSSP. Should a participant wish to receive the entire benefit described in the formula set forth above, the participant may direct that his or her Retirement Fund balance, consisting of deposits with earnings, be transferred to the pension plan trust.

RESTORATION PLAN. The limitations in the Code establishing the 401(k) Maximum Amount cause certain participants in the FSSP to lose employer-provided benefits which they could otherwise have derived from the deposit of a full 8% of their covered compensation to the FSSP. Consequently, UNOVA has adopted a noncontributory and unfunded plan (the "Restoration Plan") designed to restore the approximate amount of lost employer-provided benefits to those employees who participate in the FSSP to the fullest extent permitted by the applicable Code provisions but who are unable (as a result of the 401(k) Maximum Amount limitation) to contribute 8% of their compensation to the FSSP. Such lost employer-provided benefits which are restored under this plan consist of (i) all or part of the 50% matching contribution to the investment fund account of the FSSP participant and (ii) except in the case of Messrs. Brady and Brann, who have supplemental retirement agreements with UNOVA (as described below), a portion of the full benefit under the UPP if the participant's contributions to the FSSP Retirement Fund are limited to less than 4% of his or her compensation. Amounts that would have been deposited to the employee's Retirement Fund account by the employee and to his or her investment fund account by UNOVA are projected with interest to the participant's normal retirement date. Based upon these amounts, the participant's lost benefits from the UPP and lost employer contributions to the investment fund are determined and converted to, and payable upon the participant's retirement as, a single life annuity if the participant is unmarried at such time or as a 100% joint and survivor annuity if the participant is then married. No retirement benefit is payable under the Restoration Plan until the retired employee has reached the age of 62.

CERTAIN SUPPLEMENTAL RETIREMENT ARRANGEMENTS. In addition to the FSSP, the UPP, and the Restoration Plan, UNOVA provides certain noncontributory and unfunded supplemental arrangements designed to provide additional retirement benefits to officers and other key employees. These supplemental retirement arrangements comprise the following: the Supplemental Executive Retirement Plan, a Supplemental Executive Retirement Agreement between UNOVA and Mr. Brann (the "Brann Supplemental Agreement"), and a Supplemental Executive Retirement Agreement between UNOVA and Mr. Brady (the "Brady Supplemental Agreement"). As explained below, the benefit formulas and vesting schedules under each of these arrangements are different, but all of the supplemental retirement arrangements have the following features in common:

-  Each such arrangement is noncontributory and unfunded.

- Covered compensation under each of these supplemental arrangements is cash compensation (including salary deferred under Section 125 or Section 401(k) of the Code and under any deferred compensation plan sponsored by UNOVA) and bonuses, which are deemed to have been paid in equal monthly installments during the fiscal year or other period for which the bonuses were awarded. Covered compensation does not include, for purposes of the supplemental retirement arrangements, the amount of bonuses deposited to the Bonus Bank under the terms of the Management Incentive Compensation Plan but does include normal periodic payments from the Bonus Bank. Covered compensation does not include extraordinary items such as compensation recognized upon exercise of employee stock options or bonuses paid for the accomplishment of a particular non-ordinary course transaction or circumstance designated as such by the Compensation Committee. Covered compensation for the Named Executive Officers would generally be the sum of the amounts shown in the first two columns of the Summary Compensation Table.

- All supplemental arrangements provide certain benefits in the event of the death or disability of the participant as well as special survivors' benefits payable to specified beneficiaries upon the occurrence of the death of the participant while employed by UNOVA prior to age 62.

- All supplemental retirement arrangements provide that in the event of a change of control of UNOVA, the participant will be entitled to a lump sum payment of the retirement benefit which would have been payable to the participant at the later of the age of 62 or the actual age of the participant at the time of the change of control, unless the Committee which administers such arrangement determines to defer the payment of this amount.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (THE "SERP"). Messrs. Keane, O'Malley, Roberts, and Wolfbauer participate in the SERP. Additional participants are designated by the Compensation Committee upon recommendation by the Chief Executive Officer. A participant in the SERP does not ordinarily vest in a retirement benefit until the participant has reached the age of 60 and has completed 15 years of service following the participant's 40th birthday, and the participant may not ordinarily begin receiving a retirement benefit until the participant has reached age 62. Under this plan a participant's annual retirement benefit is the actuarial equivalent, as of the age of the participant at retirement, of the following computation: (a) 1.6% of "average earnings" of the participant up to $125,000 (which amount is adjusted annually for inflation and was $142,473 at January 1, 2000) plus (b) 2.2% of "average earnings" in excess of such amount, the sum of (a) plus (b) then being multiplied by the participant's number of years of service (not to exceed 25) following the participant's 40th birthday. Average earnings for purposes of this plan is the average amount of covered compensation received or deemed to have been received by the participant in the 3 periods of 12 consecutive months in which the participant's compensation was highest during the final 120 months of the participant's employment. In March 2000 the SERP was amended to refer to such final 120 months; previously the relevant period had been 60 months.

There will be offset from the retirement benefit computed in accordance with the previous paragraph the amount of benefits which the participant earned or could have earned under other retirement plans sponsored by UNOVA (the "Offset Amount") calculated as follows: the annual benefit payable under the UPP which represents the portion of the benefits under this plan deemed to have been provided by the employer's (as opposed to the employee's) contributions and any annual benefit under the Restoration Plan. The Offset Amount is based on the benefits which would have been received by the employee if he or she was eligible to participate and had participated at all times in the UPP to the maximum extent permitted (regardless of the degree of actual participation). For participants in the SERP who previously were eligible to participate in retirement plans sponsored by Litton or Western Atlas, the Offset Amount would include any benefits which would have been earned as an employer-paid benefit if they had fully participated in such Litton and Western Atlas plans. The amount of the participant's Social Security primary benefit at age 65 is also included in the Offset Amount.

For purposes of the SERP, as of March 15, 2000, Mr. Keane had 4 credited years of service, Mr. O'Malley had not yet been credited with a year of service, and Mr. Roberts had 25 credited years of service.

The following table indicates the approximate combined annual retirement benefit which would be received by a participant in the SERP representing the sum of (a) the employer-provided benefit under the UPP; (b) the benefit under the Restoration Plan; and (c) the benefit under the SERP based on retirement at age 65, full participation at all relevant times in the UPP, and election of a benefit in the form of a single life annuity. The table does not give effect to the offset of the participant's Social Security benefit.

                               PENSION PLAN TABLE

                                YEARS OF SERVICE
                   ------------------------------------------
     REMUNERATION          15         20      25 OR MORE
-------------------------------------------------------------
      $  600,000        $185,633   $247,510    $309,388
-------------------------------------------------------------
         800,000         251,633    335,510     419,388
-------------------------------------------------------------
       1,000,000         317,633    423,510     529,388
-------------------------------------------------------------
       1,200,000         383,633    511,510     639,388
-------------------------------------------------------------

THE BRANN SUPPLEMENTAL AGREEMENT. If Mr. Brann retires on or after age 65 following 25 years of service, his annual benefit is 55% of his final average compensation, less the Offset Amount.

If Mr. Brann's employment terminates before he has attained the age of 65, then the factor of 55% referred to in the preceding paragraph is reduced in accordance with a schedule relating to age and length of service; however, payment of retirement benefits to Mr. Brann under the Brann Supplemental Agreement ordinarily may not commence until he reaches age 60. Any payments made before Mr. Brann attains the age of 62 will be reduced further from the amounts indicated on the benefit schedule at a rate of 6% per year. The term "final average compensation" for purposes of the Brann Supplemental Agreement has the same meaning as the term "average earnings" for purposes of the SERP as a result of an amendment to the Brann Supplemental Agreement similar to the amendment to the SERP described above.

The following table indicates the approximate annual combined benefit which would be received by Mr. Brann representing the sum of (a) the benefit under the UPP deemed to have been provided by the employer's contributions, and (b) the benefit under the Brann Supplemental Agreement, based on the following assumptions: (i) participation in the UPP (and predecessor plans) to the maximum extent permitted during the entire period of Mr. Brann's employment by UNOVA, Western Atlas, and Litton, (ii) retirement at age 65, and (iii) election of the benefit in the form of a single life annuity.

                               PENSION PLAN TABLE

                                YEARS OF SERVICE
                   ------------------------------------------
     REMUNERATION          15         20      25 OR MORE
-------------------------------------------------------------
      $1,200,000        $420,000   $570,000   $  660,000
-------------------------------------------------------------
       1,400,000         490,000    665,000      770,000
-------------------------------------------------------------
       1,600,000         560,000    760,000      880,000
-------------------------------------------------------------
       1,800,000         630,000    855,000      990,000
-------------------------------------------------------------
       2,000,000         700,000    950,000    1,100,000
-------------------------------------------------------------

Although the amount of such combined benefit would be reduced by Mr. Brann's Social Security primary benefit, the foregoing table does not give effect to such offset. Mr. Brann had 26 years of credited service under the Brann Supplemental Agreement as of March 15, 2000.

THE BRADY SUPPLEMENTAL AGREEMENT. The intent of the Brady Supplemental Agreement is that Mr. Brady will receive substantially the same retirement benefit he would have received had he remained in the employ of FMC Corporation, of which he was President until he retired from that position in 1999 to join UNOVA. Mr. Brady is fully vested in his benefits under the Brady Supplemental Agreement. At retirement, his aggregate benefit from the FMC Corporation retirement plans, any employer-provided benefit Mr. Brady may earn under the UPP, any benefit he may receive from the UNOVA Restoration Plan, and his benefit under the Brady Supplemental Agreement is intended to be substantially identical to the benefit provided by the formula set forth in the relevant FMC plans. There will be no offset of any Social Security benefit from Mr. Brady's retirement benefit under the Brady Supplemental Agreement.

This formula provides that a retiree is entitled to receive an annual benefit of
(x) 1% of the retiree's Average Earnings up to the Social Security Covered Compensation Base plus (y) 1 1/2 % of the retiree's Average Earnings in excess of the Social Security Covered Compensation Base multiplied by the retiree's years of service at age 65 up to 35 years of service plus (z) 1 1/2% of the retiree's Average Earnings multiplied by the retiree's expected years of service at age 65 in excess of 35 years of service, with the sum of (x), (y), and (z) being multiplied by the ratio of actual years of service to expected years of service at age 65. Years of service include the period of Mr. Brady's service with FMC Corporation. Average earnings means highest earnings for the 60 consecutive months during the 120-month period prior to the calculation of a retirement benefit. Social Security Covered Compensation Base means the average of the compensation and benefit bases under Section 320 of the Social Security Act for each year in the 35-year period ending with the year in which Mr. Brady attains Social Security retirement age as defined in the Code. If payment of Mr. Brady's retirement benefit under the Brady Supplemental Agreement commences before he has attained the age of 62, the benefit calculated on the basis of the formula set forth above will be reduced at the rate of 4% per year. Mr. Brady had 22 credited years of service at March 15, 2000.

The following table indicates the approximate combined annual benefit which would be received by Mr. Brady representing his aggregate retirement benefits under the FMC Corporation and UNOVA plans as described above assuming his retirement and commencement of benefits under these plans at age 65 and election of a benefit in the form of a single life annuity.

                               PENSION PLAN TABLE

                                     YEARS OF SERVICE
                   -----------------------------------------------------
     REMUNERATION          20         25         30          35
------------------------------------------------------------------------
      $  550,000        $161,490   $201,863   $242,235    $282,608
------------------------------------------------------------------------
         650,000         191,490    239,363    287,235     335,108
------------------------------------------------------------------------
         900,000         266,490    333,113    399,735     466,358
------------------------------------------------------------------------
       1,150,000         341,490    426,863    512,235     597,608
------------------------------------------------------------------------
       1,300,000         386,490    483,113    579,735     676,358
------------------------------------------------------------------------
       1,450,000         431,490    539,363    647,235     755,108
------------------------------------------------------------------------

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INDEBTEDNESS OF MANAGEMENT. As a form of additional incentive for its key employees, UNOVA provides loans to certain such employees located in the United States. Under such program, loans in the aggregate principal amount of $660,000 were outstanding at March 15, 2000, to three executive officers of UNOVA, as follows: Charles A. Cusumano, $225,000; Michael E. Keane, $275,000; and Charles
E. Wolfbauer, $160,000. These loans are unsecured, currently bear interest at the rate of 4% per annum, and are payable on UNOVA's demand, but, in any event, not later than the earlier of (i) termination of the borrower's employment with UNOVA or any subsidiary thereof, or (ii) December 31, 2002. The foregoing amounts represent the largest amount of indebtedness of each such executive officer under such loan program outstanding since December 31, 1998. In addition, two retired executive officers, Norman L. Roberts and Clayton A. Williams, held loans during the 1999 fiscal year in the following amounts:
$255,000 and $280,000, respectively, which have been repaid.

CERTAIN TRANSACTIONS. The agreement by which Mr. Brady was offered employment by UNOVA provides that if for any reason other than a termination for cause, Mr. Brady has not become Chief Executive Officer of UNOVA by September 1, 2000, and his employment is thereafter terminated by either party during the period from September 1, 2000 to October 1, 2000, Mr. Brady will be paid the sum of $2,500,000 and, as described on page 8 above, all shares of UNOVA Restricted Stock awarded to him upon commencement of employment will vest.

In connection with the retirement of Mr. Roberts on January 28, 2000, UNOVA entered into a two-year consulting contract with Mr. Roberts whereby Mr. Roberts agrees to make himself available to render consulting services to UNOVA as requested by UNOVA for an hourly rate of $250 with a maximum of $2,000 per day. Two other executive officers who retired in 1999 entered into one-year consulting contracts whereby they agreed to render consulting services to UNOVA for a daily rate set forth in such contracts, subject to respective minimum annual payments of $90,000 and $60,000. These three executives agree not to compete with UNOVA. They will continue to receive certain employee benefits during the respective terms of these agreements.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors of UNOVA, Inc., is composed of outside directors of UNOVA and is responsible for, among other duties, developing the policies and procedures regarding executive compensation and setting the amounts of such compensation.

The compensation program presently in effect at UNOVA has three principal elements: (1) base annual salary; (2) potential annual cash incentive bonuses which are based primarily on the level of "cash value added" (as described below) achieved by the Company or its relevant operating unit; and (3) long-term incentives in the form of stock-based awards. The Committee believes that a significant portion of the total compensation of the Company's officers and other key employees should remain "at risk" and its payment should be contingent upon the achievement of preestablished performance goals.

In early 1999 the Committee retained a firm of independent compensation consultants to review the Company's overall compensation arrangements for senior officers and to make recommendations. The consultants prepared an extensive report which compared the Company's base compensation, bonus arrangements, and long-term incentives with those of two groups of peer companies selected to reflect both the Automated Data Systems and the Industrial Automation Systems businesses of UNOVA. In general, the compensation consultants' report concluded that base salaries of the top executives of UNOVA were above the average of salaries paid to comparable executives of peer companies and that UNOVA's bonuses for 1998 were slightly below the average comparable bonuses of peer companies. The Committee reviewed these data with the consultants and concluded that these levels were reasonable given UNOVA's relative size and performance. The Committee agreed with the consultants that the emphasis on long-term incentives was a good practice in that it aligned executive compensation with shareholder value.

The compensation consultants' report was updated and expanded several times since its initial presentation and served as a basis for the Committee's consideration of proper levels of base pay, bonuses, and stock options for 1999.

BASE ANNUAL SALARY

In considering appropriate adjustments to be made to base annual salaries for executive officers during the 1999 fiscal year, the Committee carefully considered the executive salary analysis of peer companies and the recommendations of Alton J. Brann, the Company's Chairman and Chief Executive Officer.

In his report to the Committee at its July 1999 meeting, Mr. Brann recommended that neither he nor the majority of the executive officers under salary review at that time receive any increase in base salary. Mr. Brann's recommendation was based on the following factors: (1) the conclusion that present salary levels of the executive officers were reasonable in comparison with those of the peer companies; and (2) the circumstance that portions of the Company's business, particularly in the Automation Data Systems segment, were not achieving their business plans for the year. He recommended that only two executive officers be granted increases in the amounts of 4.9% and 5%, respectively.

The Committee discussed Mr. Brann's recommendations and the conclusions of the compensation consultants' report in considerable detail and decided to implement the recommendations. Accordingly, Mr. Brann's annual salary remained at $735,000. The increases granted to two executive officers became effective as of July 1, 1999. In connection with a promotion during 1999, one executive officer had previously been granted a salary increase of 23%.

During 1999 the Board of Directors decided to fill the position of President and Chief Operating Officer of the Company with a candidate from outside UNOVA. The Committee approved the hiring packages of the President and Chief Operating Officer and of two additional senior executives recruited from outside the Company and set their base annual salaries at levels which the Committee believed appropriate to attract qualified personnel.

ANNUAL BONUSES FOR 1999

All of the executive officers are participants in the Company's Management Incentive Compensation Plan (the "Incentive Plan"), which permits the payment of annual cash bonuses if certain performance goals of the Company or its applicable operating units are achieved. The Incentive Plan and potential performance goals were approved by the Company's shareholders at the 1999 Annual Meeting of Shareholders. The Company's tax counsel believes that awards made under the Incentive Plan should qualify for exemption from the $1 million limit on the deductibility of executive compensation prescribed by Section 162(m) of the Internal Revenue Code.

The performance goals established by the Committee for 1999 were based on the achievement of levels of Cash Value Added (or CVA) and target sales levels for the Company and its applicable business units. CVA is a performance measure which reflects cash flow and costs of capital invested. Managers create value when they use capital to generate a return that exceeds a risk-adjusted capital charge on their business unit's gross investment of capital. The difference between adjusted business operating profit (gross cash flow) and the total capital charge is CVA.

Each participant in the Incentive Plan is assigned a "Target Bonus" at the beginning of each fiscal year, determined by multiplying the amount of a participant's base salary paid during the fiscal year by a percentage designated by the Committee. The percentage designated for Mr. Brann was 100% of base salary.

In establishing performance goals for 1999, the Committee further stipulated that the bonus determined by applying the CVA multiple achieved during the year would be reduced if sales of the Company (or its applicable business units) did not reach at least 90% of the established sales target.

For fiscal 1999 the level at which CVA was achieved, in the case of Mr. Brann and the other executive officers who are members of the Corporate staff, would have permitted bonuses to be paid at a level of 50% of each participant's Target Bonus. Since sales of the Company were less than 90% of the prescribed sales target, the factor of 50% was reduced, in accordance with the formula prescribed by the Committee, to 44% of the Target Bonus for participants in the Incentive Plan who are in the Corporate management.

The Committee has the discretion to reduce the bonus of any participant below the maximum permitted amount when it deems such action warranted.

The Committee awarded Mr. Brann the amount permitted by the operation of these formulas relating to performance goals, which resulted in a bonus for Mr. Brann of $323,409 for 1999, compared to $680,750 for 1998. The 1999 bonus amounts paid to Mr. Keane and Mr. Roberts, as shown in the Summary Compensation Table in the proxy statement, were determined by applying the same methodology.

The bonuses paid to Mr. Brady and Mr. O'Malley, as shown in such table, were established by the terms of the agreements under which they were employed by UNOVA during 1999. These bonuses were paid upon hiring as an incentive to induce the individuals to accept high-level positions at UNOVA and were unrelated to their subsequent performance at UNOVA. The amounts of such hiring bonuses were set generally at the level of bonuses these executives would have earned at UNOVA for 1999 if 100% of their respective target bonuses had been paid.

One executive officer, Mr. Wolfbauer, received a bonus of 77% of his Target Bonus, while five other executive officers (other than the three newly hired executives) were paid bonuses at the rate of 44% of their applicable Target Bonus. Two executive officers received no bonus for 1999, based on the negative CVA results of the business unit of UNOVA with which they were associated.

Since no bonus paid to an executive officer exceeded the Target Bonus, no amount was allocated to the Incentive Plan's Bonus Bank account of any executive officer.

STOCK OPTION AND RESTRICTED STOCK GRANTS

In connection with the Company's previously adopted policy of annual grants of stock options at fair market value to executive officers and other key employees, the Committee deliberated extensively with respect to the following issues, taking into consideration materials provided by the outside compensation consultants that were based upon the experience of other companies.

- All stock options granted to executive officers prior to the 1999 fiscal year were "underwater" -- that is, the exercise price of these options was higher than the prevailing market price of the Company's Common Stock. As such, the stock options program was not effective as the Company's principal form of holding power on executives.

- The Committee studied a report of the consultants on the "overhang" situation at other companies. The overhang is the number of outstanding options compared to the total number of shares outstanding. Alternatives to the annual stock option grant which could possibly lessen any adverse effect of the overhang situation were discussed. Following this discussion, the Committee concluded that the overhang situation was not dissimilar to that which existed at other midsized companies and decided to adhere to the annual grant policy for 1999.

- The use of options and other long-term incentives as a principal means of compensation is more widespread among the peer group companies similar to the Company's Automated Data Systems businesses. Salaries and cash bonuses tend to be higher for executives of the peer group companies similar to the Company's Industrial Automation Systems Group businesses. In keeping with prior practice the Committee allocated the shares of Common Stock available for options between executives of the two types of business of the Company in a manner which the Committee believed would best serve the requirements of each.

The management and the consultants made specific recommendations with respect to the number of shares to comprise the 1999 annual grant of stock options to each executive officer. These recommendations were generally followed by the Committee.

The Committee determined that options to purchase an aggregate of 298,000 shares would be granted to executive officers as a group, which included options to purchase 100,000 shares granted to Mr. Brann. The exercise price of those options was $14.75 per share, the fair market value of UNOVA Common Stock on the date of grant. The Committee determined that the options would become cumulatively exercisable at the rate of 20% on the first through fifth anniversaries of the date of grant, with the exception of options granted to certain individuals expected to retire in less than five years which would become fully exercisable over a shorter period of time. Mr. Brann had advised the Board of his intention to retire as an employee of the Company on or about December 1, 2001, and accordingly the Committee determined that his options should vest in a single installment on that date.

Earlier in the year, the three newly hired executive officers were granted options to purchase an aggregate of 700,000 shares at exercise prices ranging from $12.8438 to $15.0938 in fulfillment of the terms of their respective employment offers.

In addition, in fulfillment of the terms of his hiring contract, Mr. Brady was also granted Restricted Stock of the Company having a market value on the date of grant of $1,407,488. The amount of this Restricted Stock award was equivalent to the value of unvested restricted stock of Mr. Brady's former employer, FMC Corporation, which Mr. Brady forfeited upon his retirement from FMC to join UNOVA. The material terms relating to the vesting of such Restricted Stock are set forth in note (d) to the Summary Compensation Table which appears on page 8 of the proxy statement in which this report is included.

SECTION 162(m) POLICY

In general, the Committee believes that executive compensation should be designed to qualify for exemption from the limitation on deductibility prescribed by Section 162(m) of the Internal Revenue Code. However, the Committee believes there may in the future be instances when the interests of the Company and its shareholders may be best served by awarding compensation based on factors other than, or in addition to, achievement of the shareholder-approved performance goals. In such cases the Committee may determine to award compensation which would not be deductible for Federal income tax purposes from the Company's gross income.

DATED: February 10, 2000

                                          THE COMPENSATION COMMITTEE

                                          Orion L. Hoch, Chair
                                          Paul Bancroft, III
                                          William C. Edwards
                                          William D. Walsh

                            STOCK PERFORMANCE GRAPH

Set forth below is a line graph comparing the percentage change in the cumulative total shareholder return on UNOVA Common Stock with the cumulative total return of the Standard & Poor's Midcap 400 Index and a composite line-of-business index designed to reflect the mix of UNOVA's business segments for the period beginning October 22, 1997, which was the date "when issued" trading commenced in UNOVA Common Stock on the New York Stock Exchange, and ending December 31, 1999. The composite line-of-business index was prepared by combining the Standard & Poor's 400 Electrical Equipment Index, believed by management to comprise companies reasonably comparable to UNOVA's Automated Data Systems businesses, and the Standard & Poor's 400 Manufacturing (Specialized) Index, believed by management to comprise companies reasonably comparable to UNOVA's Industrial Automation Systems businesses. Each of these two indexes was weighted based on relative sales and asset levels of UNOVA's businesses. The graph assumes the investment of $100 on October 22, 1997, in UNOVA Common Stock, in the S&P Midcap 400 Index, and in the composite line-of-business index prepared as described above. Total shareholder return was calculated on the basis that in each case all dividends were reinvested.

                                                   S&P Composite     S&P MIDCAP
                                  UNOVA, Inc.           Index         400 Index
                                  -----------      -------------     ----------

10/22/97 ...................          100             100               100
12/31/97 ...................           87.08           93.19             98.83
12/31/98 ...................           96.02          104.22            117.71
12/31/99 ...................           68.87          127.13            135.04


         SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

BY MANAGEMENT

The following table sets forth the number of shares of UNOVA Common Stock beneficially owned, directly or indirectly, by each director, each Named Executive Officer, and all directors and executive officers as a group as of March 15, 2000. Except as otherwise indicated, each individual named (1) has sole investment and voting power with respect to the securities shown or (2) shares investment and/or dispositive power with the individual's spouse.

-------------------------------------------------------------------------------------------------------
                                                          AMOUNT AND NATURE OF
               NAME OF BENEFICIAL OWNER                 BENEFICIAL OWNERSHIP (A)   PERCENT OF CLASS
-------------------------------------------------------------------------------------------------------
 Paul Bancroft, III                                               61,895                    *
-------------------------------------------------------------------------------------------------------
 Larry D. Brady                                                  138,585                    *
-------------------------------------------------------------------------------------------------------
 Alton J. Brann                                                  657,590                 1.18%
-------------------------------------------------------------------------------------------------------
 Joseph T. Casey                                                 107,664(b)                 *
-------------------------------------------------------------------------------------------------------
 William C. Edwards                                               71,050(c)                 *
-------------------------------------------------------------------------------------------------------
 Stephen E. Frank                                                 42,782(d)                 *
-------------------------------------------------------------------------------------------------------
 Claire W. Gargalli                                               29,500                    *
-------------------------------------------------------------------------------------------------------
 Orion L. Hoch                                                   133,217(e)                 *
-------------------------------------------------------------------------------------------------------
 Michael E. Keane                                                105,673                    *
-------------------------------------------------------------------------------------------------------
 Robert G. O'Malley                                                5,000                    *
-------------------------------------------------------------------------------------------------------
 Norman L. Roberts                                               161,159                    *
-------------------------------------------------------------------------------------------------------
 Steven B. Sample                                                 35,852(f)                 *
-------------------------------------------------------------------------------------------------------
 William D. Walsh                                                124,964(g)                 *
-------------------------------------------------------------------------------------------------------
 Charles E. Wolfbauer                                             54,000                    *
-------------------------------------------------------------------------------------------------------
 All directors and executive officers (17 persons)             1,872,255(h)              3.32%
-------------------------------------------------------------------------------------------------------

*  Less than 1%.

(a) Includes shares of UNOVA's Common Stock subject to options which were exercisable on March 15, 2000, or become exercisable within 60 days thereafter, as follows: Mr. Bancroft, 27,500 shares; Mr. Brann, 319,702 shares; Mr. Casey, 27,500 shares; Mr. Edwards, 27,500 shares; Mr. Frank, 27,500 shares; Ms. Gargalli, 27,500 shares; Dr. Hoch, 27,500 shares; Dr. Sample, 27,500 shares; Mr. Walsh, 27,500 shares; Mr. Keane, 66,000 shares; Mr. Roberts, 148,000 shares; Mr. Wolfbauer, 34,000 shares; and such group, 834,102 shares.

(b) Includes 4,901 shares of Common Stock credited as a bookkeeping entry to Mr. Casey's deferred account under the Director Stock Option and Fee Plan. Also, includes 10,000 shares held by a charitable corporation of which Mr. Casey serves as trustee. Mr. Casey has voting and investment power with respect to such 10,000 shares and may thus be deemed to have incidents of beneficial ownership thereof for certain purposes within the meaning of applicable regulations of the Securities and Exchange Commission ("SEC").

(c) Includes 4,250 shares of Common Stock credited to Mr. Edwards' deferred account as a bookkeeping entry under the Director Stock Option and Fee Plan.

(d) Includes 8,282 shares of Common Stock credited to Mr. Frank's deferred account as a bookkeeping entry under the Director Stock Option and Fee Plan.

(e) Includes 4,260 shares of Common Stock credited to Dr. Hoch's deferred account as a bookkeeping entry under the Director Stock Option and Fee Plan. Also includes 1,080 shares owned by Dr. Hoch's wife, as to which shares Dr. Hoch disclaims beneficial ownership.

(f) Includes 7,852 shares of Common Stock credited to Dr. Sample's deferred account as a bookkeeping entry under the Director Stock Option and Fee Plan.

(g) Includes 3,664 shares of Common Stock credited to Mr. Walsh's deferred account as a bookkeeping entry under the Director Stock Option and Fee Plan.

(h) Includes 48,500 shares of Common Stock held by The UNOVA Foundation (the "Foundation"). Voting power and investment power with respect to these shares are exercised by the Foundation's officers, who are elected by the directors of the Foundation. The Foundation's directors are elected by, and may be removed by, the Board of Directors of UNOVA. The officers of the Foundation, who are also officers or employees of UNOVA, have sole voting and investment power with respect to such shares of Common Stock held by the Foundation. Thus, such officers may be deemed to have incidents of beneficial ownership thereof for certain purposes within the meaning of the SEC regulations referred to above. Also includes 31,475 shares of Common Stock held by the UNOVA Master Pension Trust, a trust organized to hold the assets of certain qualified U.S. pension plans. Voting and investment power with respect to these shares is exercised by a committee appointed by the Board of Directors comprising four officers of UNOVA.

BY OTHERS

The following table sets forth each person or entity that as of December 31, 1999, reported beneficial ownership of more than 5% of UNOVA's outstanding Common Stock:

-----------------------------------------------------------------------------------------------------
                                                         AMOUNT AND NATURE OF
         NAME AND ADDRESS OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP    PERCENT OF CLASS
-----------------------------------------------------------------------------------------------------
 Unitrin, Inc.                                               12,657,764(a)            22.79%
 One East Wacker Drive
 Chicago, Il 60601
-----------------------------------------------------------------------------------------------------
 FMR Corp.                                                    8,265,900(b)            14.88%
 82 Devonshire Street
 Boston, MA 02109
-----------------------------------------------------------------------------------------------------
 Perry Corp. and Richard C. Perry                             4,623,300(c)             8.32%
 599 Lexington Avenue
 New York, NY 10022
-----------------------------------------------------------------------------------------------------
 Dodge & Cox                                                  3,330,283(d)             5.99%
 One Sansome Street, 35th Floor
 San Francisco, CA 94104
-----------------------------------------------------------------------------------------------------

(a) Unitrin, Inc. ("Unitrin"), has reported in a filing on Schedule 13D under the Exchange Act that these shares are owned by two of its subsidiaries, Trinity Universal Insurance Company (5,711,449 shares) and United Insurance Company of America (6,946,315 shares). Unitrin and each of such subsidiaries reported that each such subsidiary shared voting power and dispositive power with Unitrin with respect to the shares so owned. Based upon the foregoing, Unitrin may be deemed to be the indirect beneficial owner of such 12,657,764 shares.

(b) In a filing on Schedule 13G under the Exchange Act, FMR Corp. stated that it held sole dispositive power with respect to 8,265,900 shares. The filing further disclosed that its subsidiary Fidelity

     Management & Research Company is the beneficial owner of 7,444,400 shares as a result of acting as investment advisor to various registered investment companies. Fa Equity Port: Income Fund owned 3,200,000 of such shares and Fid Value Fund owned 4,244,400 of such shares.

(c) In filing on Schedule 13G under the Exchange Act by Richard C. Perry and Perry Corp., Perry Corp. is described as a private investment firm of which Richard C. Perry is the president and sole stockholder. The joint filers state that they have sole voting and dispositive power with respect to 4,623,300 shares.

(d) In a filing on Schedule 13G under the Exchange Act, Dodge & Cox stated that it held sole voting power with respect to 3,084,783 shares, shared voting power with respect to 37,100 shares, and sole dispositive power with respect to 3,330,283 shares. Dodge & Cox has reported that such shares are beneficially owned by clients of such firm, including investment companies, pension funds, and other institutional holders.

           FILING OF REPORTS UNDER SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires that UNOVA's executive officers, directors, and persons who own more than 10% of a registered class of UNOVA's equity securities file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Executive officers, directors, and greater than 10% shareholders are required by SEC regulations to furnish UNOVA with copies of all Section 16(a) forms they file.

Based solely on an examination of the copies of such forms furnished to UNOVA and upon written representations that no other reports were required during 1999, all Section 16(a) filing requirements applicable to UNOVA's executive officers and directors were satisfied in 1999.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

Shareholders may submit proposals on matters appropriate for shareholder action at UNOVA's annual meetings consistent with regulations adopted by the SEC and the By-laws of UNOVA. For such proposals to be considered for inclusion in UNOVA's proxy statement and form of proxy relating to the 2001 Annual Meeting, they must be received by UNOVA not later than November 29, 2000. Shareholder proposals for business matters to be conducted at the meeting, including nominations of persons to serve as directors of UNOVA, but not to be considered for inclusion in UNOVA's proxy statement and form of proxy relating to the 2001 Annual Meeting, must be received not earlier than January 11, 2001, or later than February 9, 2001. Such proposals should be directed to the attention of the Secretary of UNOVA at 21900 Burbank Boulevard, Suite 300, Woodland Hills, California 91367-7418.

                                          THE BOARD OF DIRECTORS
                                          UNOVA, INC.

Woodland Hills, California
March 29, 2000

                                  [UNOVA LOGO]

                                   SUPPLEMENT
                                     TO THE
                                PROXY STATEMENT

                            ------------------------

                                     INDEX
                            ------------------------

                       SUPPLEMENT TO THE PROXY STATEMENT

                                  UNOVA, INC.

                 CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                            SELECTED FINANCIAL DATA

                                                              PAGE
                                                              ----
Management's Responsibility for Financial Reporting.........   F-1

Independent Auditors' Report................................   F-2

Consolidated and Combined Statements of Operations Years
  Ended December 31, 1999, 1998 and 1997....................   F-3

Consolidated Balance Sheets December 31, 1999 and 1998......   F-4

Consolidated and Combined Statements of Cash Flows Years
  Ended December 31, 1999, 1998 and 1997....................   F-5

Consolidated and Combined Statements of Changes in
  Shareholders' Investment Years Ended December 31, 1999,
  1998 and 1997.............................................   F-6

Notes to Consolidated and Combined Financial Statements.....   F-7

Quarterly Financial Information.............................  F-25

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................  F-26

Quantitative and Qualitative Disclosures About Market
  Risk......................................................  F-31

Selected Financial Data.....................................  F-32

UNOVA, INC.

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING

The consolidated and combined financial statements of UNOVA, Inc. and subsidiaries and related financial information included in this Annual Report, have been prepared by the Company, whose management is responsible for their integrity. These statements, which necessarily reflect estimates and judgments, have been prepared in conformity with generally accepted accounting principles.

The Company maintains a system of internal controls to provide reasonable assurance that assets are safeguarded and transactions are properly executed and recorded. As part of this system, the Company has an internal audit staff to monitor compliance with and the effectiveness of established procedures.

The consolidated and combined financial statements have been audited by Deloitte & Touche LLP, independent auditors, whose report appears on page F-2.

The Audit and Compliance Committee of the Board of Directors, which consists solely of directors who are not employees of the Company, meets periodically with management, the independent auditors and the Company's internal auditors to review the scope of their activities and reports relating to internal controls and financial reporting matters. The independent and internal auditors have full and free access to the Audit and Compliance Committee and meet with the Committee both with and without the presence of Company management.

/s/ Michael E. Keane
Senior Vice President and
Chief Financial Officer

February 11, 2000

INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
UNOVA, Inc.
Woodland Hills, California

We have audited the accompanying consolidated balance sheets of UNOVA, Inc. and subsidiaries (as described in Note A) as of December 31, 1999 and 1998, and the related consolidated and combined statements of operations, changes in shareholders' investment, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated and combined financial statements present fairly, in all material respects, the financial position of UNOVA, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
February 11, 2000

                                  UNOVA, INC.

               CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

                (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                            YEAR ENDED DECEMBER 31,
                                                     --------------------------------------
                                                        1999          1998          1997
                                                     ----------    ----------    ----------
Sales and Service Revenues.........................  $2,108,749    $1,662,663    $1,426,247
                                                     ----------    ----------    ----------
Costs and Expenses
  Cost of sales and service........................   1,500,974     1,110,799       981,380
  Selling, general and administrative..............     454,473       383,663       324,405
  Depreciation and amortization....................      65,974        57,043        40,672
  Acquired in-process research and development
     charges.......................................                                 211,500
  Interest, net....................................      38,015        25,715        16,689
                                                     ----------    ----------    ----------
          Total Costs and Expenses.................   2,059,436     1,577,220     1,574,646
                                                     ----------    ----------    ----------
Other Income, Net..................................                    31,523
                                                                   ----------
Earnings (Loss) before Taxes on Income.............      49,313       116,966      (148,399)

Taxes on Income....................................     (19,725)      (47,253)      (22,968)
                                                     ----------    ----------    ----------
Net Earnings (Loss)................................  $   29,588    $   69,713    $ (171,367)
                                                     ==========    ==========    ==========
Basic Earnings (Loss) per Share....................  $     0.54    $     1.28    $    (3.17)
                                                     ==========    ==========    ==========
Diluted Earnings (Loss) per Share..................  $     0.54    $     1.27    $    (3.17)
                                                     ==========    ==========    ==========

   See accompanying notes to consolidated and combined financial statements.

                                  UNOVA, INC.

                          CONSOLIDATED BALANCE SHEETS

                             (THOUSANDS OF DOLLARS)

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1999          1998
                                                              ----------    ----------
                                        ASSETS
Current Assets
  Cash and cash equivalents.................................  $   25,239    $   17,708
  Accounts receivable, net of allowance for doubtful
     accounts of $20,375 (1999) and $24,021 (1998)..........     596,885       662,885
  Inventories, net of progress billings.....................     310,175       336,005
  Deferred tax assets.......................................     158,170       141,773
  Other current assets......................................      19,873        21,129
                                                              ----------    ----------
          Total Current Assets..............................   1,110,342     1,179,500

Property, Plant and Equipment, Net..........................     270,899       286,171
Goodwill and Other Intangibles, Net of Accumulated
  Amortization
  of $87,883 (1999) and $70,244 (1998)......................     399,131       400,164

Other Assets................................................     123,167       113,381
                                                              ----------    ----------
Total Assets................................................  $1,903,539    $1,979,216
                                                              ==========    ==========
LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities
  Accounts payable and accrued expenses.....................  $  509,188    $  456,812
  Payroll and related expenses..............................      89,309        93,199
  Notes payable and current portion of long-term
     obligations............................................      64,002       237,276
                                                              ----------    ----------
          Total Current Liabilities.........................     662,499       787,287
                                                              ----------    ----------
Long-term Obligations.......................................     365,386       366,487
                                                              ----------    ----------
Deferred Tax Liabilities....................................      44,777        42,154
                                                              ----------    ----------
Other Long-term Liabilities.................................      99,577        81,863
                                                              ----------    ----------
Commitments and Contingencies...............................

Shareholders' Investment
  Preferred stock; 50,000,000 shares authorized.............
  Common stock; shares outstanding:
     55,551,064 (1999) and 54,942,655 (1998)................         556           549
  Additional paid-in capital................................     652,157       645,054
  Retained earnings.........................................      91,260        61,672
  Accumulated other comprehensive loss:
     Cumulative currency translation adjustment.............     (12,673)       (5,850)
                                                              ----------    ----------
          Total Shareholders' Investment....................     731,300       701,425
                                                              ----------    ----------
Total Liabilities and Shareholders' Investment..............  $1,903,539    $1,979,216
                                                              ==========    ==========

   See accompanying notes to consolidated and combined financial statements.

                                  UNOVA, INC.

               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

                             (THOUSANDS OF DOLLARS)

                                                                YEAR ENDED DECEMBER 31,
                                                           ---------------------------------
                                                             1999        1998        1997
                                                           ---------   ---------   ---------
Cash and Cash Equivalents at Beginning of Year...........  $  17,708   $  13,685   $ 149,467
                                                           ---------   ---------   ---------

Cash Flows from Operating Activities:
  Net earnings (loss)....................................     29,588      69,713    (171,367)
  Adjustments to reconcile net earnings (loss) to net
     cash provided by operating activities (net of
     acquisitions):
  Acquired in-process research and development charges...                            211,500
       Depreciation and amortization.....................     65,974      57,043      40,672
       Change in prepaid pension costs, net..............    (15,246)    (14,620)    (11,217)
       Deferred taxes....................................     (6,065)       (437)      2,162
       Gain on sale of property plant and equipment,
          net............................................     (1,333)    (35,043)
       Changes in operating assets and liabilities:
          Proceeds from sale of accounts receivable......    100,000
          Accounts receivable............................    (36,741)   (109,096)     39,752
          Inventories....................................     24,287     (67,223)     (9,167)
          Other current assets...........................     (1,019)     13,889     (12,540)
          Accounts payable and accrued expenses..........     39,898      69,922     (53,830)
          Payroll and related expenses...................    (12,587)     13,493       6,238
       Other operating activities........................      7,021       6,823      (1,247)
                                                           ---------   ---------   ---------
          Net cash provided by operating activities......    193,777       4,464      40,956
                                                           ---------   ---------   ---------

Cash Flows from Investing Activities:
  Capital expenditures...................................    (61,149)    (83,776)    (30,310)
  Proceeds from sale of property, plant and equipment....     30,356      71,118       7,198
  Changes in other assets................................      8,926      (3,402)    (16,987)
  Acquisition of businesses, net of cash acquired........               (287,350)   (400,754)
  Other investing activities.............................      3,914      (1,089)        206
                                                           ---------   ---------   ---------
          Net cash used in investing activities..........    (17,953)   (304,499)   (440,647)
                                                           ---------   ---------   ---------

Cash Flows from Financing Activities:
  Repayment of borrowings................................   (288,573)   (457,271)    (95,607)
  Proceeds from borrowings...............................    114,029     754,780     276,698
  Dividend paid to Western Atlas Inc. ...................                           (230,000)
  Net transactions with Western Atlas Inc. ..............                            190,338
  Change in due to Western Atlas Inc. ...................                            120,426
  Other financing activities.............................      6,251       6,549       2,054
                                                           ---------   ---------   ---------
          Net cash provided by (used in) financing
            activities...................................   (168,293)    304,058     263,909
                                                           ---------   ---------   ---------

Resulting Increase (Decrease) in Cash and Cash Equivalents...     7,531     4,023   (135,782)
                                                           ---------   ---------   ---------
Cash and Cash Equivalents at End of Year.................  $  25,239   $  17,708   $  13,685
                                                           =========   =========   =========

   See accompanying notes to consolidated and combined financial statements.

                                  UNOVA, INC.

               CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN
                            SHAREHOLDERS' INVESTMENT

                             (THOUSANDS OF DOLLARS)

                                                                                       ACCUMULATED       NET
                                                             ADDITIONAL   RETAINED        OTHER       INVESTMENT
                                                   COMMON     PAID-IN     EARNINGS    COMPREHENSIVE   BY WESTERN
                                         TOTAL      STOCK     CAPITAL     (DEFICIT)   INCOME (LOSS)     ATLAS
                                        --------   -------   ----------   ---------   -------------   ----------
BALANCE, JANUARY 1, 1997..............  $574,508                                                      $ 574,508
                                        --------
Comprehensive Loss before Distribution
 Date:
  Net loss to Distribution Date.......  (163,326)                                                      (163,326)
  Currency translation adjustment to
    Distribution Date.................    (3,699)                                                        (3,699)
                                        --------
    Comprehensive Loss before
      Distribution Date...............  (167,025)
                                        --------
Net transactions with Western Atlas
  Inc.................................   190,338                                                        190,338
                                        --------
Distribution of common stock to UNOVA
 shareholders.........................             $   545    $601,689                  $ (4,413)      (597,821)
Comprehensive Loss from Distribution
 Date to December 31, 1997:
  Net loss from Distribution Date to
    December 31, 1997.................    (8,041)                          $(8,041)
  Currency translation adjustment from
   Distribution Date to December 31,
   1997...............................    (2,345)                                         (2,345)
                                        --------
    Comprehensive Loss from
      Distribution Date to December
      31, 1997........................   (10,386)
                                        --------
Other.................................     2,054                 2,054
                                        --------   -------    --------     -------      --------      ---------
BALANCE, DECEMBER 31, 1997............   589,489       545     603,743      (8,041)       (6,758)             -
                                        --------
Comprehensive Income:
  Net earnings........................    69,713                            69,713
  Currency translation adjustment.....       908                                             908
                                        --------
    Comprehensive Income..............    70,621
                                        --------
Distribution-related tax benefit......    34,809                34,809
Issuances of common stock.............     6,506         4       6,502
                                        --------   -------    --------     -------      --------      ---------
BALANCE, DECEMBER 31, 1998............   701,425       549     645,054      61,672        (5,850)             -
                                        --------
Comprehensive Income:
  Net earnings........................    29,588                            29,588
  Currency translation adjustment.....    (6,823)                                         (6,823)
                                        --------
    Comprehensive Income..............    22,765
                                        --------
Issuances of common stock.............     7,110         7       7,103
                                        --------   -------    --------     -------      --------      ---------
BALANCE, DECEMBER 31, 1999............  $731,300   $   556    $652,157     $91,260      $(12,673)     $       -
                                        ========   =======    ========     =======      ========      =========

   See accompanying notes to consolidated and combined financial statements.

                                  UNOVA, INC.

            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

NOTE A: SIGNIFICANT ACCOUNTING POLICIES

General Information. UNOVA, Inc. and subsidiaries ("UNOVA" or the "Company") became an independent public company on October 31, 1997 (the "Distribution Date"), when all of the UNOVA common stock was distributed to holders of common stock of Western Atlas Inc. ("WAI"), in the form of a dividend (the "Distribution"). Every WAI shareholder of record on October 24, 1997 was entitled to receive one share of UNOVA common stock for each WAI share of common stock held.

Nature of Operations. UNOVA is an industrial technologies company providing global customers with solutions for improving their efficiency and productivity. The Company operates in two primary businesses: Automated Data Systems ("ADS") and Industrial Automation Systems ("IAS"). The IAS businesses are further disaggregated into two reportable segments based on their respective markets served: Integrated Production Systems ("IPS") and Advanced Manufacturing Equipment ("AME"). The ADS business segment comprises mobile computing and wireless communication systems products and services, principally serving the industrial market. Customers are global distribution and transportation companies, food and beverage operations, manufacturing industries, health care providers and government agencies. The IPS segment includes integrated manufacturing systems, body welding and assembly systems, and precision grinding and abrasives operations, primarily serving the worldwide automotive, off-road vehicle, and diesel engine industries. The AME segment comprises machining systems and stand alone machine tools primarily serving the aerospace and manufacturing industries.

Principles of Consolidation and Combination. The consolidated and combined financial statements include the accounts of UNOVA, Inc. and its wholly owned subsidiaries and companies in which UNOVA has a controlling interest. Investments in companies over which UNOVA has influence but not a controlling interest are accounted for using the equity method. Investments in other companies are carried at cost. All material intercompany transactions have been eliminated.

The combined financial statements for all periods presented prior to the Distribution Date include the historical accounts and operations of the former WAI businesses that comprised the Company at the Distribution Date. They include, at their historical amounts, the assets, liabilities, revenues and expenses directly related and those allocated to these businesses. A pro-rata share of certain general and administrative corporate costs incurred by WAI prior to the Distribution Date have been allocated to the Company based on the relative ratio of projected costs to be incurred by WAI and the Company individually. Such costs include general management, legal, tax, treasury, insurance, financial audit, financial reporting, human resources and real estate services.

The Company's debt prior to the Distribution Date includes an allocation of a portion of WAI's corporate debt, based on the Company's estimated past capital requirements. Interest expense related thereto has been included in the Company's statements of operations and cash flows at WAI's estimated blended historical rate of interest on long-term borrowings of 7.5%.

Management believes the above stated allocations were made on a reasonable basis; however, they do not necessarily reflect the results of operations which would have occurred had the Company been an independent entity nor are they necessarily indicative of future expenses or income (see Note J).

Use of Estimates in the Preparation of Financial Statements. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for each reported period. Actual results could differ from those estimates.

Cash Equivalents. The Company considers time deposits and commercial paper purchased within three months of their date of maturity to be cash equivalents.

Inventories. Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out or last-in, first-out method.

Revenue Recognition. Revenues are generally recognized when products are shipped or as services are performed. Revenues and profits on long-term contracts are recorded under the percentage-of-completion, cost to cost method of accounting. Any anticipated losses on contracts are charged to operations as soon as they are determinable. General and administrative costs are expensed as incurred.

Research and Development. Research and development costs are charged to expense as incurred. Total expenditures on research and development activities amounted to $74.1 million, $71.5 million and $53.1 million, in the years ended December 31, 1999, 1998, and 1997, respectively. The Company expensed a total of $211.5 million of acquired in-process research and development in 1997. See further discussion in Note B.

Other Income, Net. In the year ended December 31, 1998, other income, net consists of a gain of $35.5 million recognized on the sale of UNOVA's corporate headquarters building, offset by other non-operating expenses.

Property, Plant and Equipment. Property, plant and equipment is stated at cost. Depreciation, computed generally by the straight-line method for financial reporting purposes, is provided for over the estimated useful lives of the related assets.

Income Taxes. The Company accounts for income taxes using the asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. This method also requires the recognition of future tax benefits such as net operating loss carryforwards and other tax credits. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered. Valuation allowances are provided for deferred tax assets if it is more likely than not that they will be realized.

The Company's domestic operations and their foreign branches were included in WAI's consolidated tax returns (for periods prior to the Distribution Date). Any tax benefits related to these operations have been recorded in these financial statements if such were realizable by WAI on a consolidated basis. Foreign entities included in these financial statements pay taxes in accordance with local laws and regulations.

Concentrations of Credit Risk. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with high credit quality institutions and limits the amount of credit exposure with any one institution. Concentrations of credit risk with respect to trade receivables are limited because a large number of geographically diverse customers make up the Company's customer base, thus spreading the credit risk. The Company evaluates the creditworthiness of its customers and maintains an allowance for anticipated losses.

No customer was significant to the Company's revenues in 1999 and 1998. In 1997, one automotive customer represented 13% of revenues.

Foreign Currencies. The currency effects of translating the financial statements of the Company's foreign entities that operate in local currency environments are included in the "cumulative currency translation adjustment" component of accumulated other comprehensive income (loss). Currency transaction gains and losses are included in the consolidated and combined statements of operations. Currency transaction net losses for the year ended December 31, 1999 were $3.0 million, net of taxes. Currency transaction gains and losses for the years ended December 31, 1998 and 1997 were not significant.

Financial Instruments. When appropriate, the Company may attempt to limit its exposure to changing foreign exchange rates by entering into short-term foreign currency exchange contracts. As of December 31, 1999, the Company held short-term contracts for the purpose of hedging foreign currency cash flows with an aggregate notional amount of $86.8 million. The Company does not enter into any foreign currency contracts for speculating or trading purposes. Contracts that effectively meet risk reduction and correlation criteria are accounted for as hedges and, accordingly, gains and losses from mark-to-market are deferred in the cost basis of the underlying transaction. In those circumstances when it is not appropriate to account for contracts as hedges, gains and losses from mark-to-market are recorded currently in earnings.

Goodwill and Other Intangibles. Goodwill is amortized on a straight-line basis over periods ranging from 15 to 40 years. Other intangibles are amortized on a straight-line basis over periods ranging from 4 to 18 years.

Impairment of Long-Lived Assets and Goodwill. The Company assesses the recoverability of long-lived assets and goodwill when circumstances indicate that the carrying amount of an asset may not be fully recoverable. An impairment is recorded to writedown long-lived assets and goodwill to their estimated fair value if the undiscounted cash flows estimated to be generated by the asset are less than its carrying amount.

Environmental Costs. Provisions for environmental costs are recorded when the Company determines its responsibility for remedial efforts and such amounts are reasonably estimable.

New Accounting Pronouncements. In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 (an amendment of FASB Statement No. 133). Under the provisions of this statement, the effective date of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133"), is deferred to fiscal years beginning after June 15, 2000. The Company is currently evaluating the impact of adopting SFAS No. 133.

Reclassifications. Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE B: BUSINESS ACQUISITIONS AND INVESTMENTS

ACQUISITIONS AND INVESTMENTS

In October 1998, UNOVA acquired the machine tool business of Cincinnati Milacron for approximately $187.3 million in cash. The division, which was renamed Cincinnati Machine, a UNOVA Company ("Cincinnati Machine"), is engaged in the design, manufacture, sale and servicing of standard and advanced computer numerically controlled metal cutting machine tools for the industrial component, aerospace, job shop, fluid power and automotive industries. The acquisition was funded using the Company's committed credit facility and was accounted for under the purchase method of accounting. Accordingly, the acquisition cost has been allocated to the net assets acquired based on their relative fair values. In conjunction with the acquisition management began to formulate a plan to cease domestic manufacturing of certain machines models, and to terminate employees at domestic and foreign locations. During 1999, the Company adjusted the preliminary allocation of the purchase price to include approximately $19.8 million of additional liabilities for costs to exit the manufacturing activities and terminate employees, and $4.1 million for additional postretirement obligations and pension liabilities. The acquisition resulted in $17.8 million allocated to goodwill that is being amortized over 25 years using the straight-line method. At December 31, 1999, the Company has substantially completed the process of exiting these activities and terminating employees.

During the third quarter of 1998, UNOVA acquired R&B Machine Tool Company ("R&B Machine"), a specialty machine and retooling company. This acquisition was funded using short-term uncommitted credit lines. In June 1998, the Company acquired the radio frequency identification ("RFID") business unit of Amtech Corporation known as the Amtech Systems Division ("Amtech Systems"). Amtech Systems is a supplier of wireless data technologies for electronic toll collection, rail and motor fleet tracking, and access control to parking and other structures. The Company had previously purchased $10.0 million of Amtech Corporation common stock which was applied towards the purchase price of Amtech Systems. Although these acquisitions are integral to the Company's business strategy, they are not material in the aggregate to UNOVA's consolidated financial statements.

The Company acquired Norand Corporation ("Norand") on March 3, 1997, and United Barcode Industries ("UBI") on April 4, 1997. Norand designs, manufactures and markets mobile computing systems and wireless data communications networks using radio frequency technology. UBI, a European-based ADC company, manufactures bar code on-demand printers with labels and ribbons as well as hand-held scanners. These two companies were consolidated in Intermec Technologies Corporation, the Company's Automated Data Systems segment. Both acquisitions were funded by Western Atlas borrowings and cash on hand, and have been accounted for under the purchase method of accounting. Accordingly, the acquisition costs (approximately $280.0 million and $107.0 million for Norand and UBI, respectively) were allocated to the net assets acquired based upon their relative fair values. Such allocation resulted in $203.3 million assigned to acquired in-process research and development activities; $154.1 million assigned to goodwill (amortized over 25 years using the straight-line method); and $29.0 million assigned to other intangibles (amortized over periods ranging from four to 18 years using the straight-line method). During the second quarter of 1997, the Company expensed the amounts assigned to acquired in-process research and development projects that had not yet achieved technological feasibility in accordance with Financial Accounting Standards Board Interpretation No. 4 ("FIN 4").

The Company acquired the remaining 51% of Honsberg, a German machine tool maker, in the second quarter of 1997. The initial 49% of Honsberg was acquired during 1995. The Company purchased the stamping, engineering and prototyping division of Modern Prototype Company in September 1997. In December 1997, UNOVA acquired Goldcrown Machinery, Inc., a manufacturer of precision centerless grinding systems. Although these acquisitions are integral to the Company's business strategy, they are not material in the aggregate to UNOVA's consolidated and combined financial statements.

In December 1997, the Company acquired radio frequency identification ("RFID") technology from IBM Corporation. In connection with this acquisition, the Company recorded a $13.0 million after-tax charge in 1997 to expense acquired in-process research and development in accordance with FIN 4 and the anticipated loss on a related long-term contract. The Company is using this acquired technology to further develop its own RFID technology.

CASH FLOW DISCLOSURE

The fair values of acquired assets and liabilities, at their respective acquisition dates, are presented below for supplemental cash flow disclosure purposes. The 1998 balances include the preliminary allocations to the acquired assets and liabilities of Cincinnati Machine, R&B Machine and Amtech. The 1997 balances include Norand, UBI, Honsberg, Modern Prototype and Goldcrown Machinery.

                                                                  YEAR ENDED DECEMBER 31,
                                                                  -----------------------
                                                                    1998          1997
                                                                  ---------    ----------
                                                                  (THOUSANDS OF DOLLARS)
    Current assets..............................................  $263,266     $ 164,153
    Property, plant and equipment...............................   111,593        29,093
    Goodwill and intangibles....................................    50,983       201,380
    Other non-current assets....................................    17,864        55,956
    Total debt..................................................   (29,221)      (84,163)
    Other current liabilities...................................   (85,049)     (146,724)
    Other non-current liabilities...............................    (9,154)      (11,642)
    In-process research and development.........................                 203,300
                                                                  --------     ---------
    Purchase price..............................................   320,282       411,353
    Less non-cash payment of Amtech common stock................   (10,000)
    Less cash acquired..........................................   (22,932)      (10,599)
                                                                  --------     ---------
    Cash paid for acquisitions, net of cash acquired............  $287,350     $ 400,754
                                                                  ========     =========

NOTE C: CASH AND CASH EQUIVALENTS, DEBT AND INTEREST

Cash and cash equivalents amounted to $25.2 million and $17.7 million at December 31, 1999 and December 31, 1998, respectively, and consisted mainly of time deposits and commercial paper.

Notes payable and long-term obligations consist of the following:

                                                                         DECEMBER 31,
                                                                    -----------------------
                                                                      1999          1998
                                                                    ---------    ----------
                                                                    (THOUSANDS OF DOLLARS)
    Borrowings under credit facility, with interest at 7.0%
      (1999) and 5.4% (1998), due 2002..........................    $150,000     $ 200,000
    Debentures, with interest at 6.875%, due 2005...............     100,000       100,000
    Debentures, with interest at 7.00%, due 2008................     100,000       100,000
    Notes payable, with average interest at 4.5% (1999) and 5.3%
      (1998), due 2000..........................................      62,888       186,024
    Industrial revenue bonds, with average interest at 5.3%
      (1999) and 5.5% (1998), due July 2005.....................      13,500        13,500
    Other, with average interest at 7.1% (1999) and 6.9% (1998),
      due through 2002..........................................       3,000         4,239
                                                                    --------     ---------
                                                                     429,388       603,763
    Less notes payable and current portion of long-term
      obligations...............................................     (64,002)     (237,276)
                                                                    --------     ---------
    Long-term obligations.......................................    $365,386     $ 366,487
                                                                    ========     =========

Notes payable and long-term obligations at December 31, 1999 mature as follows:

                                                                   (THOUSANDS
                      YEAR ENDING DECEMBER 31,                    OF DOLLARS)
                      ------------------------                    ------------
    2000........................................................    $ 64,002
    2001........................................................         179
    2002........................................................     150,003
    2003........................................................
    2004........................................................
    Thereafter..................................................     215,204
                                                                    --------
                                                                    $429,388
                                                                    ========

The Company maintains two unsecured committed credit facilities with a group of banks from which it may borrow up to an aggregate of $500.0 million. Under these facilities the Company may borrow at the Prime Rate, the London Inter Bank Offered Rate, rates borne by certificates of deposit or other rates that are mutually acceptable to the banks and the Company, plus a respective rate margin, that varies based on outstanding borrowing levels and the Company's credit rating. The $400 million credit facility expires in September 2002 and had outstanding borrowings of $150.0 million at December 31, 1999. The $100 million credit facility expires in November 2000 and had no outstanding borrowings at December 31, 1999. At February 11, 2000, $300.0 million of these credit facilities was available for the Company's general use. In addition, the Company maintains other uncommitted credit facilities and lines of credit of which $35.4 million was available to the Company at February 11, 2000.

The Company is in compliance with its various debt covenants the most restrictive of which relate to the Company's incurrence of debt, mergers, consolidations and sale of assets and which require the Company to satisfy certain leverage ratios.

In June 1999, a financing subsidiary of UNOVA entered into an agreement to sell undivided interests in a revolving pool of the Company's trade accounts receivable to a financial institution which issues its short-term debt backed by receivables acquired in similar transactions. The financing subsidiary purchased these receivables, irrevocably and without recourse, from the Company under a separate agreement. Under the terms of these agreements, UNOVA is entitled to receive up to $100.0 million of proceeds from the sale of undivided interests in the receivables. At December 31, 1999, net proceeds from these agreements were approximately $100.0 million and have been reflected as a reduction of accounts receivable on the consolidated balance sheet. Costs associated with these agreements were $2.6 million for the year ended December 31, 1999 and have been classified as selling, general and administrative expenses.

In March 1998, the Company sold $200.0 million principal amount of senior unsecured debt in an underwritten offering. The debt comprised $100.0 million of 6.875% seven-year notes, at a price of 99.867 and $100.0 million of 7.00% ten-year notes, at a price of 99.856. Including underwriting fees, discounts and effects of forward rate agreements, the effective interest rates on the seven-year and ten-year notes are 7.125% and 7.175%, respectively. The net proceeds of approximately $198.0 million were used by the Company to repay outstanding short-term debt.

Financial instruments on the Company's consolidated balance sheets include accounts receivable, notes payable, and accounts payable which approximate their market values due to their short maturity. The $365.4 million of long-term obligations had an estimated fair market value of $333.3 million as of December 31, 1999, based primarily on quoted market prices. UNOVA also has off-balance-sheet guarantees and letter-of-credit reimbursement agreements with respect to liabilities totaling a maximum amount of $381.6 million at December 31, 1999. These agreements primarily relate to the guarantee of performance on contracts.

Net interest expense is composed of the following:

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1999       1998       1997
                                                              -------    -------    -------
                                                                 (THOUSANDS OF DOLLARS)
    Interest expense........................................  $38,867    $28,182    $20,234
    Interest income.........................................     (852)    (2,467)    (3,545)
                                                              -------    -------    -------
    Net interest expense....................................  $38,015    $25,715    $16,689
                                                              =======    =======    =======

The Company made interest payments to non-related parties of $39.5 million, $25.3 million, and $6.6 million in the years ended December 31, 1999, 1998 and 1997, respectively. Capitalized interest costs in each of the periods presented were not material. Interest expense for the year ended December 31, 1997 includes $12.0 million based on a rate of 7.5% on the allocated portion of WAI corporate debt.

NOTE D: ACCOUNTS RECEIVABLE AND INVENTORIES

Accounts receivable consists of the following:

                                                                       DECEMBER 31,
                                                                  ----------------------
                                                                    1999         1998
                                                                  ---------    ---------
                                                                  (THOUSANDS OF DOLLARS)
    Trade receivables, net......................................  $224,876     $365,232
    Receivables related to long-term contracts
      Amounts billed............................................   104,356      125,920
      Unbilled costs and accrued profit on progress completed
         and retentions.........................................   267,653      171,733
                                                                  --------     --------
    Accounts receivable, net....................................  $596,885     $662,885
                                                                  ========     ========

The unbilled costs and retentions at December 31, 1999 are expected to be entirely billed and collected during 2000.

Inventories consist of the following:

                                                                       DECEMBER 31,
                                                                  ----------------------
                                                                    1999         1998
                                                                  ---------    ---------
                                                                  (THOUSANDS OF DOLLARS)
    Raw materials and work in process...........................  $237,822     $232,010
    Finished goods..............................................    44,336       82,434
    Inventoried costs related to long-term contracts............    51,834       56,823
    Less progress billings......................................   (23,817)     (35,262)
                                                                  --------     --------
    Inventories, net of progress billings.......................  $310,175     $336,005
                                                                  ========     ========

NOTE E: PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following:

                                                                          DECEMBER 31,
                                                                     ----------------------
                                                                       1999         1998
                                                                     ---------    ---------
                                                                     (THOUSANDS OF DOLLARS)
        Property, plant and equipment, at cost
          Land.....................................................  $  20,186    $  27,313
          Buildings and improvements...............................    107,417      120,142
          Machinery and equipment..................................    344,626      316,932
        Less accumulated depreciation..............................   (201,330)    (178,216)
                                                                     ---------    ---------
        Net property, plant and equipment..........................  $ 270,899    $ 286,171
                                                                     =========    =========

Depreciation expense was $47.9 million, $40.9 million and $27.4 million for the years ended December 31, 1999, 1998 and 1997, respectively.

The range of estimated useful lives of the major classes of assets are:

        Buildings...................................................  10-45 years
        Building improvements.......................................   2-20 years
        Machinery and equipment.....................................   2-15 years

As of December 31, 1999, the Company deferred $13.3 million of gains related to sale-leaseback transactions. These deferred gains are being amortized over the terms of the related leases. Minimum rental commitments (including commitments to a related party of $8.14 million, see Note J), net of deferred gain amortization, under noncancellable operating leases were as follows at December 31, 1999:

                                YEAR ENDING                              OPERATING LEASES
                                -----------                              ----------------
                                                                      (THOUSANDS OF DOLLARS)
        2000........................................................         $ 21,406
        2001........................................................           14,914
        2002........................................................           11,036
        2003........................................................            8,413
        2004........................................................            7,283
        Thereafter..................................................           45,001
                                                                             --------
                                                                             $108,053
                                                                             ========

Rental expense for operating leases, including amounts for short-term leases with nominal, if any, future rental commitments, was $27.1 million, $20.5 million and $17.9 million, for the years ended December 31, 1999, 1998 and 1997, respectively.

Proceeds totaling approximately $25.5 million were received in 1999 on the sale-leaseback of an operating facility. In 1998, $71.1 million was received on the sale of the Company's corporate headquarters building and two other buildings, and the sale-leaseback of an operating facility.

NOTE F: SHAREHOLDERS' INVESTMENT

CAPITAL STOCK

At December 31, 1999, there were authorized 250 million shares of common stock, par value $0.01, and 50 million shares of preferred stock, par value $0.01.

SHAREHOLDER RIGHTS PLAN

In September 1997, the Company's Board of Directors adopted a Share Purchase Rights Plan (the "Plan") and, in accordance with such Plan, declared a dividend of one preferred share purchase right (the "Right") for each outstanding share of Company common stock, payable to shareholders of record on October 31, 1997. The Plan will cause substantial dilution to a party that attempts to acquire the Company in a manner or on terms not approved by the Board of Directors. Each Right entitles the holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock at a price of seventy dollars. The Rights become exercisable if a person other than a person which presently holds more than 15 percent of the Company's common stock acquires 15 percent or more, or announces a tender offer for 15 percent or more, of the Company's outstanding common stock. If a person acquires 15 percent or more of the Company's outstanding common stock, each right will entitle the holder to purchase the Company's common stock having a market value of twice the exercise price of the Right. The Rights, which expire in September 2007, may be redeemed by UNOVA at a price of one cent per Right at any time prior to a person acquiring 15 percent or more of the outstanding common stock.

EARNINGS PER SHARE

For the years ended December 31, 1999 and 1998, basic earnings per share is calculated using the weighted average number of common shares outstanding for the period while diluted earnings per share is computed on the basis of the weighted average number of common shares outstanding plus the dilutive effect of outstanding stock options using the "treasury stock" method. For the year ended December 31, 1997, basic earnings per share is calculated using the weighted average of the number of shares outstanding for post-Distribution Date periods and the outstanding shares of WAI common stock at June 30, 1997 for the period prior to the Distribution Date, while diluted earnings per share is computed by adding the dilutive effect of outstanding stock options using the "treasury stock" method to the basic weighted average balance.

Shares used for basic and diluted earnings per share were computed as follows for the years ended December 31:

                                                        1999          1998          1997
                                                     ----------    ----------    ----------
    Weighted average common shares -- Basic........  55,110,655    54,620,208    54,056,243
    Dilutive effect of stock options...............       8,863        82,859
                                                     ----------    ----------    ----------
    Weighted average shares -- Diluted.............  55,119,518    54,703,067    54,056,243
                                                     ==========    ==========    ==========

At December 31, 1999 and 1998, Company employees and directors held options to purchase 5,524,700 and 3,937,750 shares, respectively, of Company common stock that were antidilutive to the diluted earnings per share computation. These options could become dilutive in future periods if the average market price of the Company's common stock exceeds the exercise price of the outstanding options.

STOCK AWARDS

The UNOVA, Inc. 1999 and 1997 Stock Incentive Plans (the "Stock Incentive Plans," collectively) provide for the grant of incentive awards to officers and other key employees. Incentive awards may be granted in the form of stock options, with or without related stock appreciation rights, or in the form of restricted stock. Under the Stock Incentive Plans, stock options may not be granted at a price less than the market value of the Company's common stock on the date of grant. The Stock Incentive Plans options generally vest in equal increments over five years. The Director Stock Option and Fee Plan (the "Director Plan") provides for the grant of stock options to the Company's non-employee directors. Under the Director Plan, stock options are granted annually at the market value of the Company's common stock on the date of grant.

The number of options granted annually is fixed by the Director Plan. Such options become fully exercisable on the first anniversary of their grant. Under the Stock Incentive Plans and Director Plan, there were 1,570,002 options exercisable and 2,534,811 options available for grant as of December 31, 1999.

The following table summarizes the activity of the Company's stock option plans:

                                                                              WEIGHTED-AVERAGE
                                                                  NUMBER       EXERCISE PRICE
                                                                 OF SHARES       PER SHARE
                                                                 ---------    ----------------
    1997
      Granted..................................................  2,504,500         $18.80
                                                                 ---------
    Outstanding at December 31, 1997...........................  2,504,500          18.80
    1998
      Granted..................................................  1,706,200          16.97
      Canceled.................................................   (255,950)         18.37
                                                                 ---------
    Outstanding at December 31, 1998...........................  3,954,750          18.04
    1999
      Granted..................................................  2,209,000          14.36
      Canceled.................................................   (190,050)         18.07
                                                                 ---------
    Outstanding at December 31, 1999...........................  5,973,700          16.67
                                                                 =========

Outstanding stock option data as of December 31, 1999:

                                 OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                      ------------------------------------------   -----------------------
                                       WEIGHTED-       WEIGHTED-                 WEIGHTED-
                                        AVERAGE         AVERAGE                   AVERAGE
        RANGE OF                       REMAINING       EXERCISE                  EXERCISE
    EXERCISE PRICES   OUTSTANDING   CONTRACTUAL LIFE     PRICE     EXERCISABLE     PRICE
    ----------------  -----------   ----------------   ---------   -----------   ---------
       $12.38 to
      $16.59........   3,622,200          9.38          $15.21        423,700     $16.52
        17.19 to
       22.00........   2,351,500          7.90           18.92      1,146,302      18.81
                       ---------          ----          ------      ---------     ------
                       5,973,700          8.80          $16.67      1,570,002     $18.20
                       =========          ====          ======      =========     ======

The weighted-average fair value of stock options granted during 1999, 1998 and 1997 were $6.33, $7.10, and $7.76 per option, respectively. The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1999, 1998 and 1997, respectively: risk-free interest rates of 5.88%, 4.63% and 5.80%; expected life of five years for each year; and expected volatility of 40.07%, 39.60% and 36.00%. The 1999 and 1998 expected volatility was determined from historical UNOVA stock price fluctuations, while the 1997 expected volatility was determined from historical industry stock price fluctuations. There is no assurance that the assumptions used in determining the fair values of stock options will prove true in the future. The actual value of the options depends on several factors, including the actual market price of the common stock on the date of exercise. Changes in any of these factors as well as fluctuations in the market price of the Company's common stock will cause the actual value of these options to vary from the theoretical value indicated above.

In 1999, the Company granted 109,585 shares of restricted stock to an officer under the provisions of the 1999 Stock Incentive Plan. The fair value at the grant date of the restricted stock (without regard to restrictions on transfer), which vests in installments in 2002, 2003, and 2004, was $12.84 per share. The unearned portion of this grant is being amortized as compensation expense on a straight-line basis over the vesting period and was not material for the year ended December 31, 1999.

EMPLOYEE STOCK PURCHASE PLAN

In January 1998, UNOVA adopted an Employee Stock Purchase Plan under which the Company is authorized to sell up to five million shares of common stock to its eligible full-time employees. The purchase price of the stock is 85% of the lower of the market price on the first day or last day of the applicable offering period, which is normally six months in duration. In 1999 and 1998, employees purchased 496,450 and 433,506 shares, respectively. The weighted-average fair value of purchase rights granted in 1999 and 1998 was $4.42 per share and $5.14 per share, respectively. The fair value of the stock purchase rights were determined using the following weighted-average assumptions in 1999 and 1998, respectively; risk-free interest rate of 4.63% for each year; expected life equal to the applicable offering periods for each year; and expected volatility of 40.07% in 1999 and 39.60% in 1998. As previously noted, the actual value of purchase rights may vary from the theoretical value determined using the Black-Scholes option pricing model.

PRO FORMA COMPENSATION COST DISCLOSURE

The Company accounts for its stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, under which no compensation cost has been recognized at the grant of stock options. Had compensation cost for these plans been determined consistent with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the Company's pro forma net income (loss) and diluted earnings (loss) per share for 1999, 1998, and 1997 would have been $22.8 million and $0.41, $64.6 million and $1.18, and $(173.6) million and $(3.21), respectively.

NOTE G: TAXES ON INCOME

Earnings (loss) before taxes on income by geographic area are as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                          --------------------------------
                                                           1999        1998        1997
                                                          -------    --------    ---------
                                                               (THOUSANDS OF DOLLARS)
    United States.......................................  $44,113    $ 90,976    $(113,075)
    Other nations.......................................    5,200      25,990      (35,324)
                                                          -------    --------    ---------
                                                          $49,313    $116,966    $(148,399)
                                                          =======    ========    =========

Taxes on income consist of the following provisions (benefits):

                                                              YEAR ENDED DECEMBER 31,
                                                          --------------------------------
                                                           1999        1998        1997
                                                          -------    --------    ---------
                                                               (THOUSANDS OF DOLLARS)
    Currently Payable:
      U.S. taxes........................................  $ 4,964    $ 20,416    $  13,821
      International taxes...............................    3,849      12,451       10,124
                                                          -------    --------    ---------
                                                            8,813      32,867       23,945
                                                          -------    --------    ---------
    Deferred:
      U.S. taxes........................................   10,336      13,689          242
      International taxes...............................      576         697       (1,219)
                                                          -------    --------    ---------
                                                           10,912      14,386         (977)
                                                          -------    --------    ---------
                                                          $19,725    $ 47,253    $  22,968
                                                          =======    ========    =========

Deferred taxes result from the effect of transactions which are recognized in different periods for financial and tax reporting purposes. The primary components of the Company's deferred tax assets and liabilities are as follows:

                                                       DECEMBER 31, 1999      DECEMBER 31, 1998
                                                      --------------------   --------------------
                                                       ASSET     LIABILITY    ASSET     LIABILITY
                                                      --------   ---------   --------   ---------
                                                                (THOUSANDS OF DOLLARS)
Accrued liabilities.................................  $ 40,355               $ 56,863
Receivables and inventories.........................    22,232                 18,872
Retiree medical benefits............................    12,680                 10,176
Intangibles.........................................    13,473                 12,963
Tax credit carryforwards............................    23,419                  6,395
Deferred income.....................................     9,244                  2,718
Net operating loss carryforwards....................    54,830                 41,511
Pensions............................................              $28,048                $23,588
Accelerated depreciation............................               16,729                 18,566
Other items.........................................     1,327                  1,220
                                                      --------    -------    --------    -------
Total before valuation allowance....................   177,560     44,777     150,718     42,154
Valuation allowance.................................   (19,390)                (8,945)
                                                      --------    -------    --------    -------
                                                      $158,170    $44,777    $141,773    $42,154
                                                      ========    =======    ========    =======

The Company has available at December 31, 1999, a net operating tax loss carryforward in the United States of approximately $67.8 million. Approximately $7.7 million and $13.9 million of the net operating tax loss carryforwards will expire in 2010 and 2011, respectively. Approximately $4.5 million, $25.1 million and $16.6 million of the remaining net operating tax loss carryforwards will expire in 2017, 2018 and 2019, respectively.

The Company has foreign tax credit carryforwards of $2.5 million at December 31, 1999 to offset future tax liability in the United States through 2004. The Company also has general business credit and other tax credits carryforward of approximately $20.9 million to offset future tax liability in the United States through 2019.

At December 31, 1999, the Company has foreign net operating tax loss carryforwards of $76.5 million. Valuation allowances of $19.4 million and $8.9 million, as of December 31, 1999 and 1998, respectively, have been provided for deferred income tax benefits related to the foreign loss carryforwards that may not be realized. The valuation allowance for each year includes $4.4 million related to the acquired German net operating loss carryforwards; any tax benefits subsequently recognized for the acquired German net operating loss carryforwards will be allocated to goodwill.

The following is a reconciliation of income taxes at the U.S. statutory rate to the provision for income taxes:

                                                                               YEAR ENDED DECEMBER 31,
                                                                            -----------------------------
                                                                              1999      1998       1997
                                                                            --------   -------   --------
                                                                               (THOUSANDS OF DOLLARS)
    Tax at U.S. statutory rate............................................  $ 17,260   $40,938   $(51,940)
    Nondeductible acquired in-process research and development............                         71,050
    State income taxes net of federal benefit.............................     2,998     3,055      1,625
    Amortization of nondeductible goodwill................................     4,852     4,272      4,431
    Tax credits and FSC benefit...........................................   (13,870)   (3,276)    (1,250)
    Foreign earnings (losses) taxed at other than U.S. statutory rate.....     6,174     4,240       (223)
    Other items...........................................................     2,311    (1,976)      (725)
                                                                            --------   -------   --------
                                                                            $ 19,725   $47,253   $ 22,968
                                                                            ========   =======   ========

The Company made net tax payments of $13.7 million, $4.5 million and $44.4 million in the years ended December 31, 1999, 1998 and 1997, respectively.

The Company has provided for federal income taxes and foreign withholding taxes on the undistributed earnings of foreign subsidiaries.

NOTE H: PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

The Company has retirement and pension plans which cover most of its employees. Most of the Company's U.S. employees are covered by a contributory defined benefit plan, under which annual contributions are made to the extent such contributions are actuarially determined to adequately fund the plan. Certain of the Company's non-U.S. subsidiaries also have retirement plans for employees.

There are also defined contribution voluntary savings programs generally available for U.S. employees, which are intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. These plans are designed to enhance the retirement programs of participating employees. Under these plans, the Company matches up to 50% of a certain portion of participants' contributions.

U.S. PENSION PLANS

The following table sets forth the change in benefit obligations and plan assets of the Company's U.S. pension plans and the amounts recognized in the Company's balance sheets.

                                                                       DECEMBER 31,
                                                                  -----------------------
                                                                     1999         1998
                                                                  ----------    ---------
                                                                  (THOUSANDS OF DOLLARS)
    CHANGE IN BENEFIT OBLIGATIONS
      Benefit obligation at beginning of year...................  $ 181,842     $151,649
      Service cost..............................................      9,948        6,140
      Interest cost.............................................     12,989       10,982
      Plan participants' contributions..........................        621          431
      Actuarial loss (gain).....................................     (1,604)      22,659
      Benefits paid.............................................    (10,440)     (10,019)
                                                                  ---------     --------
      Benefit obligation at end of year.........................    193,356      181,842
                                                                  ---------     --------
    CHANGE IN PLAN ASSETS
      Fair value of plan assets at beginning of year............    316,241      345,347
      Actual return on plan assets..............................    148,407      (11,858)
      Plan participants' contributions..........................        621          431
      Benefits paid.............................................     (9,975)      (9,554)
      Spin-off related adjustment...............................                  (8,125)
                                                                  ---------     --------
      Fair value of plan assets at end of year..................    455,294      316,241
                                                                  ---------     --------

      Funded status.............................................    261,938      134,399
      Unrecognized net actuarial gain...........................   (190,750)     (76,901)
      Unrecognized prior service cost...........................      3,735        4,201
      Unrecognized transition asset.............................     (7,468)      (9,381)
                                                                  ---------     --------
      Prepaid pension cost......................................  $  67,455     $ 52,318
                                                                  =========     ========

The preceding table includes prepaid pension cost presented net of pension liabilities for plans in which accumulated benefits exceed plan assets. As of December 31, 1999 and 1998, these liabilities amounted to $21.2 million and $17.1 million, respectively.

Actuarial assumptions for the Company's U.S. defined benefit plans included an expected long-term rate of return on plan assets of 9.25% for fiscal years 1999 and 1998. The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.50% and 7.00% at December 31, 1999 and 1998, respectively. The rate of increase in future compensation levels was 4.50% at December 31, 1999 and 1998.

Plan assets consist primarily of equity securities and U.S. Government securities. The excess of plan assets over the projected benefit obligation at August 1, 1986 (when the Company adopted SFAS No. 87) and subsequent unrecognized gains and losses are fully amortized over the average remaining service period of active employees expected to receive benefits under the plans, generally 15 years.

A summary of the components of net periodic pension income for the U.S. defined benefit plans and defined contribution plans is as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                          --------------------------------
                                                            1999        1998        1997
                                                          --------    --------    --------
                                                               (THOUSANDS OF DOLLARS)
    COMPONENTS OF NET PERIODIC PENSION INCOME
      Service cost......................................  $  9,948    $  6,140    $  5,988
      Interest cost.....................................    12,989      10,982      10,075
      Expected return on plan assets....................   (32,179)    (25,531)    (20,784)
      Amortization of prior service cost................       466         461         406
      Recognized net actuarial gain.....................    (3,993)     (4,313)     (3,043)
      Amortization of transition asset..................    (2,477)     (2,477)     (2,477)
                                                          --------    --------    --------
                                                           (15,246)    (14,738)     (9,835)
      Defined contribution plans........................     5,808       4,500       4,160
                                                          --------    --------    --------
      Net periodic pension income.......................  $ (9,438)   $(10,238)   $ (5,675)
                                                          ========    ========    ========

NON-U.S. PENSION PLANS

For the principal non-U.S. pension plans located in the United Kingdom and Germany, the weighted-average discount rate used was approximately 6.49% at December 31, 1999. The rate of increase in future compensation used was approximately 3.35%, and the rate of return on assets was 8.50% at December 31, 1999.

Pension costs for non-U.S. pension plans were not material for any of the periods presented herein. The actuarial present value of projected benefits at December 31, 1999 was $111.1 million compared with net assets available for benefits of $128.7 million.

OTHER POSTRETIREMENT BENEFITS

In addition to pension benefits, certain of the Company's U.S. employees are covered by postretirement health care and life insurance benefit plans provided by UNOVA. These benefit plans are unfunded. The following table sets forth the change in benefit obligation of the Company's other postretirement benefits and amounts recognized in the Company's balance sheets.

                                                                       DECEMBER 31,
                                                                  ----------------------
                                                                    1999         1998
                                                                  ---------    ---------
                                                                  (THOUSANDS OF DOLLARS)
    CHANGE IN POSTRETIREMENT BENEFIT OBLIGATIONS
      Benefit obligation at beginning of year...................  $ 40,408     $ 27,789
      Service cost..............................................       928          292
      Interest cost.............................................     2,785        2,037
      Acquisitions..............................................       940       11,423
      Actuarial (gain) loss.....................................    (4,227)         104
      Benefits paid.............................................    (2,183)      (1,237)
                                                                  --------     --------
      Benefits obligation at end of year........................    38,651       40,408
                                                                  --------     --------

      Funded status.............................................   (38,651)     (40,408)
      Unrecognized net actuarial loss...........................     3,772        8,198
      Unrecognized transition obligation........................     1,475        1,594
                                                                  --------     --------
      Accrued postretirement benefit obligation.................  $(33,404)    $(30,616)
                                                                  ========     ========

A summary of the Company's net periodic postretirement benefit cost is as follows:

                                                                  YEAR ENDED DECEMBER 31,
                                                                 --------------------------
                                                                  1999      1998      1997
                                                                 ------    ------    ------
                                                                   (THOUSANDS OF DOLLARS)
    COMPONENTS OF NET PERIODIC POSTRETIREMENT BENEFIT COST
      Service cost.............................................  $  928    $  292    $  586
      Interest cost............................................   2,785     2,037     1,688
      Recognized actuarial loss and transition obligation......     318       328
                                                                 ------    ------    ------
      Net periodic postretirement benefit cost.................  $4,031    $2,657    $2,274
                                                                 ======    ======    ======

Actuarial assumptions used to measure the accumulated benefit obligation include a discount rate of 7.50% and 7.00% at December 31, 1999 and 1998. The assumed health care cost trend rate for fiscal year 1999 was 11.67% and is projected to decrease over 17 years to 6.00%, where it is expected to remain thereafter. The effect of a one-percentage-point increase or decrease in the assumed health care cost trend rate on the service cost and interest cost components of the net periodic postretirement benefit cost is not material. A one-percentage-point increase in the assumed health care cost trend rate on the postretirement benefit obligation results in an increase of approximately $3.0 million, while a one-percentage point decrease results in a decrease of $2.7 million.

NOTE I: LITIGATION, COMMITMENTS AND CONTINGENCIES

The Company is currently, and is from time to time, subject to claims and suits arising in the ordinary course of its business. In the opinion of the Company's General Counsel, the ultimate resolution of currently pending proceedings will not have a material adverse effect on the Company's consolidated and combined financial statements.

NOTE J: RELATED PARTY TRANSACTIONS

Included in other assets are amounts due from certain Company officers and other related parties of $2.0 million and $1.9 million at December 31, 1999 and 1998, respectively.

The Company leases executive offices that are located in a building owned by the UNOVA Master Trust, an entity which holds the assets of the Company's primary U.S. pension plans. The ten-year operating lease, which was approved by the Department of Labor under the provisions of the Employee Retirement Income Security Act of 1974, commenced on February 1, 1999. The lease provides for fixed monthly rental payments subject to certain indexed escalation clauses. Rental expense under the provisions of this lease was $0.7 million for the year ended December 31, 1999.

Immediately prior to the Distribution in 1997, the Company paid a dividend of $230.0 million to WAI with funds borrowed under the Company's revolving credit facility.

Included in general and administrative expenses are allocated charges from WAI of $13.5 million for the year ended December 31, 1997.

Included in interest expense are allocated charges from WAI of $12.0 million for the year ended December 31, 1997.

NOTE K: SEGMENT REPORTING

The Company operates in two primary businesses: Automated Data Systems ("ADS") and Industrial Automation Systems ("IAS"). The IAS businesses are further disaggregated into two reportable segments based on their respective markets:
Integrated Production Systems and Advanced Manufacturing Equipment. The Company uses operating profit, which is computed by adding net interest expense to earnings before taxes on income, to evaluate performance.

Corporate and other amounts include corporate operating costs and currency transaction gains and losses (see Notes A and J). Assets classified as corporate and other amounts consist of cash and cash equivalents, retained interest in securitized trade receivables, and other corporate assets. Activities are primarily product sales oriented. Export sales are not material. All material intercompany transactions have been excluded.

                         OPERATIONS BY BUSINESS SEGMENT
                             (MILLIONS OF DOLLARS)

                                                                   INDUSTRIAL AUTOMATION
                                                                          SYSTEMS
                                                                 --------------------------   CORPORATE
                                                     AUTOMATED   INTEGRATED     ADVANCED         AND
                                       YEAR ENDED      DATA      PRODUCTION   MANUFACTURING     OTHER
                                      DECEMBER 31,    SYSTEMS     SYSTEMS       EQUIPMENT      AMOUNTS    TOTAL
                                      ------------   ---------   ----------   -------------   ---------   ------
Revenues............................      1999         $ 877       $ 937          $295                    $2,109
                                          1998           830         719           114                     1,663
                                          1997           636         790                                   1,426

Operating profit (loss).............      1999            26          87             6          $(32)         87
                                          1998            55          73             4            11(B)      143(B)
                                          1997          (202)(A)      95                         (25)       (132)(A)

Capital expenditures................      1999            37          14             5             5          61
                                          1998            46          34             4                        84
                                          1997            16          14                                      30

Depreciation and amortization
  expense...........................      1999            37          18            10             1          66
                                          1998            38          17             2                        57
                                          1997            25          15                           1          41

Total assets at year end............      1999           665         838           253           148       1,904
                                          1998           775         820           308            76       1,979
                                          1997           642         650                          64       1,356

(A) Includes the $211.5 million charges for acquired in-process research and development.

(B) Includes gain of $35.5 million on sale of UNOVA's corporate headquarters building.

                         OPERATIONS BY GEOGRAPHIC AREA
                             (MILLIONS OF DOLLARS)

                                                                            CORPORATE
                                                                               AND
                                YEAR ENDED     UNITED                         OTHER
                               DECEMBER 31,    STATES    EUROPE    OTHER     AMOUNTS     TOTAL
                               ------------    ------    ------    -----    ---------    ------
Revenues.....................      1999        $1,555     $392     $162                  $2,109
                                   1998         1,064      442      157                   1,663
                                   1997           989      363       74                   1,426

Operating profit (loss)......      1999           107        5        7       $(32)          87
                                   1998            98       28        6         11          143
                                   1997           (78)     (35)       6        (25)        (132)

Total assets at year end.....      1999         1,399      329       28        148        1,904
                                   1998         1,470      388       45         76        1,979
                                   1997         1,015      261       16         64        1,356

                                  UNOVA, INC.

                  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                                           COMMON
                                                                BASIC       DILUTED     STOCK SALES
                                        GROSS       NET       EARNINGS     EARNINGS        PRICE
                              SALES     PROFIT    EARNINGS    PER SHARE    PER SHARE      HIGH/LOW
                              ------    ------    --------    ---------    ---------    ------------
                                         (MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
YEAR ENDED DECEMBER 31, 1999
  First Quarter.............  $493.4    $134.4     $ 3.5        $0.06        $0.06      $20       11 7/8
  Second Quarter............   494.4     136.6       3.3         0.06         0.06      $18       12 3/4
  Third Quarter.............   503.4     140.6       9.4         0.17         0.17      $15 5/8   11 7/8
  Fourth Quarter............   617.5     168.0      13.4         0.24         0.24      $15 1/16  12 1/16

YEAR ENDED DECEMBER 31, 1998
  First Quarter.............  $333.4    $110.1     $ 7.8        $0.14        $0.14      $20 9/16  13 7/8
  Second Quarter............   345.2     117.8       9.2         0.17         0.17      $24       19 15/16
  Third Quarter.............   405.7     133.2      13.3         0.24         0.24      $22       15 1/2
  Fourth Quarter............   578.4     166.2      39.4(1)      0.72         0.72      $18 1/4   12 3/8

As of January 31, 2000 there were approximately 19,251 holders of record of the Company's common stock.

(1) In December 1998, the Company recognized a gain of $35.5 million on the sale of its corporate headquarters building.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

The Company operates in two primary businesses: Automated Data Systems ("ADS") and Industrial Automation Systems ("IAS"). The IAS businesses are further disaggregated into two reportable segments based on their respective markets:
Integrated Production Systems and Advanced Manufacturing Equipment. Sales and service revenues and segment operating profit for the years ended December 31, 1999, 1998 and 1997 (excluding the $211.5 million charges for acquired in-process research and development), were as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                            --------------------------------
                                                              1999        1998        1997
                                                            --------    --------    --------
                                                                 (MILLIONS OF DOLLARS)
SALES AND SERVICE REVENUES
Automated Data Systems....................................  $  877.2    $  829.4    $  636.4
Industrial Automation Systems:
  Integrated Production Systems...........................     937.3       719.3       789.8
  Advanced Manufacturing Equipment........................     294.2       114.0
                                                            --------    --------    --------
          Total Sales and Service Revenues................  $2,108.7    $1,662.7    $1,426.2
                                                            ========    ========    ========

SEGMENT OPERATING PROFIT
Automated Data Systems....................................  $   26.4    $   55.4    $    9.1
Industrial Automation Systems:
  Integrated Production Systems...........................      86.8        73.2        94.6
  Advanced Manufacturing Equipment........................       5.7         3.7
                                                            --------    --------    --------
          Total Segment Operating Profit..................  $  118.9    $  132.3    $  103.7
                                                            ========    ========    ========

Year Ended December 31, 1999 Compared to 1998

Total sales and service revenues increased $446.0 million, or 27%, for the year ended December 31, 1999 compared with the corresponding prior year. Total segment operating profit decreased $13.4 million, or 10%, for the year ended December 31, 1999 compared to the corresponding prior year.

Automated Data Systems: ADS segment sales increased $47.8 million, or 6%, and operating profit decreased $29.0 million, or 52%, for the year ended December 31, 1999 compared with the corresponding prior year. The increase in sales is due primarily to the inclusion of a full year's results in 1999 from the acquisition of Amtech Systems in May 1998, and an increase in intellectual property ("IP") licensing revenues, offset partially by decreased sales of other ADS products, primarily mobile computing. Mobile computing revenues were impacted by customers' focus on internal Year 2000 issues. The decrease in operating profit was the result of additional operating expenses and order fulfillment costs related to the implementation of a new management information system at Intermec's main production facility and decreased product sales, offset partially by IP licensing margins.

Industrial Automation Systems: Integrated Production Systems revenues increased $218.0 million, or 30%, and related operating profit increased $13.6 million, or 19%, for the year ended December 31, 1999 compared with the corresponding prior year. The increase in revenues is primarily attributable to 1999 including the full year's results of the 1998 acquisition of R&B Machine Tool and an increase in activity for the domestic operations. The increase in operating profit was due to the increase in activity for the domestic operations and operating profits contributed by the 1998 acquisition, partially offset by costs associated with product and operational process problems at Honsberg Lamb in Germany. Operating profits as a percentage of sales decreased primarily due to contract losses at Honsberg Lamb. Integrated Production Systems backlog increased from $556.6 million at December 31, 1998 to $627.7 million at December 31, 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

In October 1998, UNOVA acquired the machine tool business of Cincinnati Milacron, which was renamed Cincinnati Machine, a UNOVA Company ("Cincinnati Machine") for approximately $187.3 million in cash. The division, which comprises the Company's Advanced Manufacturing Equipment segment, is engaged in the design, manufacture, sale and servicing of standard and advanced computer numerically controlled metal cutting machine tools for the industrial component, aerospace, job shop, fluid power and automotive industries. The acquisition was funded using the Company's committed credit facility and was accounted for under the purchase method of accounting.

Advanced Manufacturing Equipment revenues increased $180.2 million, or 158%, while related operating profit increased $2.0 million, or 54%, for the year ended December 31, 1999 compared with the corresponding prior year. The increase in revenues and operating profit is attributable to 1999 including the full year's results of the 1998 acquisition of Cincinnati Machine. Operating profit as a percentage of sales decreased due to lower utilization levels. Backlog decreased from $148.9 million at December 31, 1998 to $102.5 million at December 31, 1999.

Depreciation and amortization increased from $57.0 million to $66.0 million from the year ended December 31, 1998 to the year ended December 31, 1999. This increase is primarily due to additional depreciation from acquisitions and an increase in the level of fixed assets over the prior year.

Selling, general and administrative ("SG&A") expense increased $70.8 million from $383.7 million for the year ended December 31, 1998 to $454.5 million for the year ended December 31, 1999. As a percentage of sales, SG&A decreased from 23% in 1998 to 22% in 1999. The percentage decrease is attributable to the change in the business mix of the Company from 1998 to 1999 offset by amortized costs and discounts in SG&A from the sale of undivided interests in UNOVA's trade accounts receivable. The two IAS segments' sales increased as a percentage of total company sales from 50% for the year ended December 31, 1998 to 58% for the year ended December 31, 1999, while ADS sales decreased from 50% to 42% for the same years. The IAS businesses carry lower SG&A ratios compared to the ADS segment.

Net interest expense was $38.0 million and $25.7 million for the years ended December 31, 1999 and 1998, respectively. The increase is attributable to higher outstanding debt during 1999 that was incurred to finance the 1998 acquisitions of Cincinnati Machine, R&B Machine and Amtech Systems and the normal capital expenditures and working capital needs of the operations.

Year Ended December 31, 1998 Compared to 1997

Total sales and service revenues increased $236.5 million, or 17%, for the year ended December 31, 1998 compared with the corresponding prior period. Total segment operating profit increased $28.6 million, or 28%, for the year ended December 31, 1998 compared to the corresponding prior period.

Automated Data Systems: ADS segment sales increased $193.0 million, or 30%, and operating profit increased $46.3 million, or 509%, for the year ended December 31, 1998 compared with the corresponding prior year. The sales and operating profit increases are due primarily to new IP licensing revenues, internal growth and the contribution of a full year of operations and the realization of improved profitability from the integration of the 1997 acquisitions of Norand Corporation ("Norand") and United Barcode Industries ("UBI"), offset by information system problems that negatively impacted the results of the third and fourth quarter.

Industrial Automation Systems: Integrated Production Systems revenues decreased $70.5 million, or 9%, while related operating profit decreased $21.4 million, or 23%, for the year ended December 31, 1998 compared with the corresponding prior year. The Integrated Production Systems segment began several new projects in 1998 that did not materially impact sales and operating profits until 1999. Delays caused by unexpected customer changes were encountered in the engineering phase of these new

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

projects. Conversely, during the first half of 1997, the manufacturing systems operations experienced a higher level of sales and profits from contracts in the final delivery and installation phase. Startup issues on a new product line at Honsberg Lamb also impacted operating profit in 1998. Backlog increased from $332.0 million at December 31, 1997 to $556.6 million at December 31, 1998.

During the third quarter of 1998, UNOVA acquired R&B Machine Tool Company ("R&B Machine"), a specialty machine and retooling company. This acquisition was funded using short-term uncommitted credit lines. In June 1998, the Company acquired the radio frequency identification ("RFID") business unit of Amtech Corporation known as the Amtech Systems Division ("Amtech Systems"). Amtech Systems is a supplier of wireless data technologies for electronic toll collection, rail and motor fleet tracking, and access control to parking and other structures.

Depreciation and amortization increased from $40.7 million to $57.0 million from the year ended December 31, 1997 to the year ended December 31, 1998. This increase is primarily due to higher amortization of goodwill and other intangibles resulting from the Norand and UBI acquisitions, as well as additional depreciation from capital expenditures and business acquisitions.

Selling, general and administrative expense increased $59.3 million from the year ended December 31, 1997 to the year ended December 31, 1998. However, as a percentage of sales, SG&A remained constant at 23% in both years. The increase in the amount is due primarily to 1998 acquisitions as well as the increase in the Company's sales and service revenues over the prior year.

Net interest expense was $25.7 million and $16.7 million for the years ended December 31, 1998 and 1997, respectively. The increase is attributable to an increase in outstanding debt due primarily to the acquisitions of Norand and UBI in 1997 and Cincinnati Machine, R&B Machine and Amtech Systems in 1998.

Other income, net consists of a gain of $35.5 million recognized on the sale of UNOVA's corporate headquarters building, offset by other non-operating expenses.

FOREIGN CURRENCY TRANSACTIONS

The Company is subject to the effects of international currency fluctuations due to the global nature of its operations. Currency transaction net losses for the year ended December 31, 1999 were $3.0 million, net of taxes. Currency transaction gains and losses for the years ended December 31, 1998 and 1997 were not significant. It is not possible to predict the Company's exposure to foreign currency fluctuations beyond the near term because revenues generated from particular foreign jurisdictions vary widely over time.

For fiscal year 1999, the Company derived approximately 26% of its revenues and 10% of its operating profits (exclusive of corporate overhead) from non-U.S. operations. At December 31, 1999, identifiable assets attributable to foreign operations comprised 19% of total assets. As the largest components of these foreign assets are attributable to European operations, the exposure of identifiable assets to foreign currency fluctuations or expropriations is not significant.

LIQUIDITY AND CAPITAL RESOURCES

Cash and marketable securities increased from $17.7 million at December 31, 1998 to $25.2 million at December 31, 1999. Total debt decreased from $603.8 million at December 31, 1998 to $429.4 million at December 31, 1999. Improved working capital management provided funds from operations that were utilized to repay borrowings.

The Company has two unsecured committed credit facilities with banks from which it may borrow up to $500.0 million. Under these credit facilities, the Company may borrow at the prime rate or at rates based

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

on the London Inter Bank Offered Rate, rates borne by certificates of deposit or other rates that are mutually acceptable to the banks and the Company. At February 11, 2000, $300.0 million of these credit facilities was available for the Company's general use.

In June 1999, a financing subsidiary of UNOVA entered into an agreement to sell undivided interests in a revolving pool of the Company's trade accounts receivable to a financial institution which issues its short-term debt backed by receivables acquired in similar transactions. The financing subsidiary purchased these receivables, irrevocably and without recourse, from the Company under a separate agreement. Under the terms of these agreements, UNOVA is entitled to receive up to $100.0 million of proceeds from the sale of undivided interests in the receivables. At December 31, 1999, net proceeds from these agreements were approximately $100.0 million and have been reflected as a reduction of accounts receivable on the consolidated balance sheet. Costs associated with these agreements were $2.6 million for the year ended December 31, 1999 and have been classified as selling, general and administrative expenses.

In March 1998, the Company sold $200.0 million principal amount of senior unsecured debt in an underwritten offering. The debt comprised $100.0 million of 6.875% seven-year notes, at a price of 99.867 and $100.0 million of 7.00% ten-year notes, at a price of 99.856. Including underwriting fees, discounts and effects of forward rate agreements, the effective interest rates on the seven-year and ten-year notes are 7.125% and 7.175%, respectively. The net proceeds of approximately $198.0 million were used by the Company to repay outstanding debt.

The Company expects that cash flow from operations, along with available borrowing capacity, will be adequate to meet working capital requirements.

YEAR 2000

The Year 2000 issue is the result of computer programs designed to define a year using two digits rather than four. As such, a date sensitive field using "00" could be recognized as the year 1900 rather than the year 2000, potentially causing a system failure or other business disruption.

The operating segments of the Company formed internal review teams that assessed the Company's exposure to Year 2000 problems. As a result of these reviews, non-Year 2000 compliant information technology and non-information technology systems were identified. The Company completed modifications or replacements and testing to achieve Year 2000 compliance utilizing both internal and external resources. In addition, the Company actively worked with its significant suppliers and customers to assess their Year 2000 compliance efforts and the Company's exposure from them.

The Company also assessed the capability of its products to determine whether they are Year 2000 compliant. The Company believes that all of its current products are Year 2000 compliant. UNOVA has not tested products that are no longer sold by the Company and the Company does not believe it is legally responsible for costs incurred by customers related to ensuring their Year 2000 capability. However, the Company is providing customer support services related to Year 2000 issues. UNOVA defines "Year 2000 compliant" as a product that, when used properly and in conformity with the product information provided by the Company, will accurately convey data between the twentieth and twenty-first centuries, including leap year calculations, provided that all other technology used in combination with the product properly exchanges data with the UNOVA product.

Management is not aware of any significant adverse effects of Year 2000 on the systems and operations of the Company. Through December 31, 1999, the total cumulative cost of these Year 2000 compliance activities was approximately $10.1 million. Of these costs, approximately $1.5 million were expensed and the remaining $8.6 million were capitalizable. Management does not anticipate significant additional Year 2000 costs. Based on currently available information, management does not believe that Year 2000 issues had or will have a material adverse impact on the Company's financial condition or results of

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

operations. However, the Year 2000 problem has potential consequences, some of which are not reasonably foreseeable, and there can be no assurance that unforeseen consequences will not arise.

While management believes that no customer, vendor, or service provider is individually significant to the Company's operations, we have no information that indicates a significant customer may be unable to purchase from the Company; a significant vendor may be unable to sell to the Company; or a significant service provider may be unable to provide services to the Company, in each case because of Year 2000 compliance problems. While the Company currently does not anticipate problems related to third party Year 2000 issues, the Company will continue to assess potential risk from third parties. However, there can be no assurance that Year 2000 problems originating with a customer, vendor, service provider or other third party will not occur.

INFLATION

In the opinion of management, inflation has not been a significant factor in the markets in which the Company operates and has not had a significant impact upon the results of its operations.

NEW ACCOUNTING PRONOUNCEMENTS

In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 (an amendment of FASB Statement No. 133). Under the provisions of this statement, the effective date of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133"), is deferred to fiscal years beginning after June 15, 2000. The Company is currently evaluating the impact of adopting SFAS No. 133.

FORWARD-LOOKING STATEMENTS

The Company cautions readers that, in addition to the historical information covered in this discussion and analysis, included are certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements are based on management's beliefs as well as on assumptions made by and information currently available to management. They include, but are not limited to, statements about the demand for the Company's products and services, the Company's ability to profitably exploit new technologies acquired or developed, and the Company's ability to realize its intentions with respect to the future performance of acquired operations. Such forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which could cause the Company's future results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, the Company. Such factors include, but are not limited to, the following: fluctuations in the strength of the automotive and aerospace markets; technological changes and developments, particularly in the ADC/Mobile Computing System industry; the presence of competitors with greater financial and other resources; the availability and cost of materials and supplies; relations with the Company's employees; the Company's ability to manage its operating costs and to integrate acquired businesses in an effective manner; worldwide political stability and economic conditions; regulatory uncertainties; operating risks associated with international operations; and the risk that the Company's due diligence procedures may have failed to reveal undisclosed material information concerning acquired operations. Any forward-looking statements should be considered in light of these factors, many of which are beyond the Company's ability to control or predict. Readers are cautioned not to place undue reliance on forward-looking statements. The Company disclaims any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company is exposed to interest rate risk primarily from its short-term and long-term borrowings and to exchange rate risk with respect to its foreign operations and from foreign currency transactions.

Interest Rates: The information presented below summarizes the Company's cash flows for its borrowings and related interest rates by dates of maturity. Variable interest rates disclosed represent the weighted average rates of the borrowings at December 31, 1999. Fair values for fixed rate borrowings have been determined based on quoted market prices. The fair values for variable rate borrowings approximate their carrying value. The information presented below should be read in conjunction with Note C to the Consolidated and Combined Financial Statements.

        DEBT              2000     2001      2002       2003       2004     THEREAFTER    TOTAL     FAIR VALUE
        ----             -------   -----   --------   --------   --------   ----------   --------   ----------
                                                        (THOUSANDS OF DOLLARS)
Fixed Rate                                                                   $200,000    $200,000    $167,882
Average Interest Rate                                                           6.94%
Variable Rate            $64,002    $179   $150,003                           $15,204    $229,388    $229,388
Average Interest Rate      4.56%   7.22%      7.18%                             5.96%

Foreign Exchange Rates: Due to its global operations, the Company's cash flow and earnings are exposed to foreign exchange rate fluctuations. When appropriate, the Company may attempt to limit its exposure to changing foreign exchange rates by entering into short-term foreign currency exchange contracts. As of December 31, 1999, the Company held short-term contracts for the purpose of hedging foreign currency cash flows with an aggregate notional amount of $86.8 million. The Company does not enter into any foreign currency contracts for speculative or trading purposes. Contracts that effectively meet risk reduction and correlation criteria are accounted for as hedges and, accordingly, gains and losses from mark-to-market are deferred in the cost basis of the underlying transaction. In those circumstances when it is not appropriate to account for contracts as hedges, gains and losses from mark-to-market are recorded currently in earnings. A hypothetical 10% change in the relevant currency rates at December 31, 1999 would not result in a material gain or loss. Additionally, any change in the value of the contracts, real or hypothetical, should be substantially offset by an inverse change in the value of the underlying hedged item.

SELECTED FINANCIAL DATA

                                  UNOVA, INC.

                                                       YEAR ENDED DECEMBER 31,
                                         ---------------------------------------------------
                                           1999       1998       1997       1996      1995
                                         --------   --------   --------   --------   -------
                                            (MILLIONS OF DOLLARS, EXCEPT PER SHARE DATA)
OPERATING RESULTS:(1)
Sales and Service Revenues.............  $2,108.7   $1,662.7   $1,426.2   $1,164.7   $ 942.9
                                         --------   --------   --------   --------   -------
Operating Costs and Expenses
  Cost of sales and service............   1,501.0    1,110.8      981.4      841.8     669.3
  Selling, general and
     administrative(2).................     454.4      383.7      535.9      218.7     194.1
  Depreciation and amortization........      66.0       57.0       40.6       27.0      26.1
                                         --------   --------   --------   --------   -------
          Total........................   2,021.4    1,551.5    1,557.9    1,087.5     889.5
                                         --------   --------   --------   --------   -------
Other Income, Net......................                 31.5
                                                    --------
Earnings (Loss) before Interest and
  Taxes................................      87.3      142.7     (131.7)      77.2      53.4
Interest Expense, Net(3)...............     (38.0)     (25.7)     (16.7)      (7.1)     (9.3)
Taxes on Income........................     (19.7)     (47.3)     (23.0)     (28.1)    (17.9)
                                         --------   --------   --------   --------   -------
Net Earnings (Loss)....................  $   29.6   $   69.7   $ (171.4)  $   42.0   $  26.2
                                         ========   ========   ========   ========   =======
Basic Net Earnings (Loss) per Share....  $   0.54   $   1.28   $  (3.17)  $   0.78   $  0.49
Diluted Net Earnings (Loss) per
  Share................................  $   0.54   $   1.27   $  (3.17)  $   0.78   $  0.49
Shares used for Basic Earnings (Loss)
  per Share(4).........................    55,111     54,620     54,056     53,892    53,892
Shares used for Diluted Earnings (Loss)
  per Share(4).........................    55,120     54,703     54,056     53,892    53,892

FINANCIAL POSITION (AT END OF YEAR):(1)
Total Assets...........................  $1,903.5   $1,979.2   $1,356.4   $1,073.8   $ 919.0
Notes Payable and Current Portion of
  Long-term Obligations................  $   64.0   $  237.3   $   86.6   $   27.5   $  22.2
Long-term Obligations..................  $  365.4   $  366.5   $  216.9   $   14.5   $  14.1
Allocated Portion of Western Atlas
  Debt.................................                                   $  109.6   $ 112.4
Working Capital........................  $  447.8   $  392.2   $  277.8   $  266.0   $ 194.7
Current Ratio..........................       1.7        1.5        1.6        1.6       1.6
Total Debt as a Percentage of Total
  Capitalization.......................        37%        46%        34%        21%       23%

---------------
(1) Information related to business acquisitions, investments, and dispositions is included in Note B to the consolidated and combined financial statements.

(2) Selling, general and administrative costs include allocated charges from Western Atlas of $13.5 million, $22.2 million and $19.9 million for the years ended December 31, 1997, 1996 and 1995, respectively. The year ended December 31, 1997 includes charges of $211.5 million, or $3.91 per share, for the value of acquired in-process research and development activities resulting from acquisitions made during the year.

(3) Interest expense includes allocated charges from Western Atlas of $12.0 million, $8.3 million and $8.4 million for the years ended December 31, 1997, 1996 and 1995, respectively.

(4) In thousands. The number of common shares used to calculate basic and diluted earnings per share prior to 1997 is based on the number of shares of Western Atlas common stock that was outstanding as of June 30, 1997.

                     DIRECTORS AND OFFICERS OF UNOVA, INC.

BOARD OF DIRECTORS            OFFICERS

PAUL BANCROFT, III
Independent Venture Capitalist
and Consultant; Retired
President and
Chief Executive Officer,
Bessemer Securities Corporation

LARRY D. BRADY
President and
Chief Operating Officer,
UNOVA, Inc.

ALTON J. BRANN
Chairman of the Board and
Chief Executive Officer,
UNOVA, Inc.

JOSEPH T. CASEY
Retired Vice Chairman and
Chief Financial Officer,
Western Atlas Inc. and Litton
Industries, Inc.

WILLIAM C. EDWARDS
Venture Capital Investor;
Partner, Bryan and Edwards and
General Partner, Banner Partners
and Ritter Partners

STEPHEN E. FRANK
Chairman, President and
Chief Executive Officer, Southern
California Edison Company

CLAIRE W. GARGALLI
Retired Vice Chairman,
Diversified Search Companies;
Former President and
Chief Operating Officer,
Equimark

ORION L. HOCH
Chairman Emeritus,
Litton Industries, Inc.

STEVEN B. SAMPLE
President,
University of Southern California

WILLIAM D. WALSH
Chairman,
Sequoia Associates, LLC

ALTON J. BRANN
Chairman of the Board and
Chief Executive Officer

LARRY D. BRADY
President and
Chief Operating Officer

DANIEL S. BISHOP
Senior Vice President and
General Counsel

MICHAEL E. KEANE
Senior Vice President and
Chief Financial Officer

ROBERT G. O'MALLEY
Senior Vice President and
Group Executive of
Automated Data Systems

NEREO V. BAGATTO
Vice President of UNOVA and
President of Lamb Technicon
Machining Systems --
North America

LARRY N. COLSON
Vice President,
Human Resources

CHARLES A. CUSUMANO
Vice President, Finance, and
Controller

JAMES A. HERRMAN
Vice President of UNOVA and
President of Landis Grinding
Systems

ELMER C. HULL, JR.
Vice President and Treasurer

DIRK KOERBER
Vice President of Corporate
Communications and Investor
Relations

THOMAS O. MILLER
Vice President of UNOVA and
Senior Vice President of
Intermec Systems and
Solutions

DAVID A. MILLS
Vice President of UNOVA
and Senior Vice President of
Intermec Worldwide Sales
and Service

KYLE H. SEYMOUR
Vice President of UNOVA
and President of Cincinnati
Machine -- A UNOVA
Company

STEVEN J. WINTER
Vice President of UNOVA
and Senior Vice President of
Intermec Strategy and
Business Development

CHARLES E. WOLFBAUER
Vice President of UNOVA
and President of Lamb
Technicon Machining
Systems

VIRGINIA S. YOUNG
Vice President and Secretary

                                                                    [UNOVA LOGO]

--------------------------------------------------------------------------------

                                                                           UNOVA

                                  UNOVA, INC.

        PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 11, 2000

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


Alton J. Brann and Larry D. Brady, and each of them, with full power of substitution, are hereby appointed by the undersigned as proxies to vote all shares of UNOVA, Inc. Common Stock entitled to be voted by the undersigned at the Annual Meeting of Shareholders to be held on May 11, 2000, or at any adjournment thereof, on the matter set forth on the reverse side in accordance with any directions given by the undersigned and, at the discretion of such proxies, on all other matters that may properly come before the Annual Meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS.



                    (continued, and to be dated and signed, on the reverse side)

--------------------------------------------------------------------------------

           -- If voting by mail, fold and detach Proxy Card here and
                          mail in envelope provided --



                     YOUR VOTE IS IMPORTANT TO THE COMPANY

                   YOU CAN VOTE IN ANY OF THE FOLLOWING WAYS:

You can access our voting website on the Internet at http://www.eproxy.com/una and follow the voting instructions (24 hours a day, 7 days a week).

                                       OR

You can call our toll-free telephone number 1-800-840-1208 on a touch-tone telephone and follow the instructions on the reverse side (24 hours a day, 7 days a week). There is no charge to you for this call.

                                       OR

You can mark, date, sign, and return your proxy in the enclosed envelope.


  YOUR PROMPT RESPONSE WILL HELP US ACHIEVE AN EARLY QUORUM FOR THIS MEETING,
         SAVING THE COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATION.

                   UNOVA, INC. ANNUAL MEETING OF SHAREHOLDERS

                                                                 Please mark ---
                                                                  your votes [X]
                                                                   like this ---

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS          I agree to access the Company's Annual
                                                                                  Reports and Proxy Materials electronically
    FOR ALL NOMINEES            WITHHOLD AUTHORITY                                via the Internet in the future. I understand
 listed below (except as     to vote for all nominees                             that the Company may no longer distribute
 marked to the contrary)           listed below                                   printed materials to me for any future
          [ ]                          [ ]                                        shareholder meeting until such consent is
                                                                                  revoked. I understand that I may revoke
01 PAUL BANCROFT, III      02 STEVEN B. SAMPLE      03 WILLIAM D. WALSH           my consent at any time.                    [ ]

                                                                                  FOR SHAREHOLDERS WITH MULTIPLE ACCOUNTS ONLY:

INSTRUCTIONS: To withhold authority to vote for an individual nominee,            Mark this box to discontinue receipt of an
make a line through the nominee's name above.                                     Annual Report for this account             [ ]


                                                                                  [ ]  I (We) plan to attend the Annual Meeting of
                                                                                       Shareholders on Thursday, May 11, 2000.

                                                                                  Voting by telephone on our toll-free number or
                                                                                  over the Internet will expedite the tally of the
                                                                                  votes. Please see the instructions below.


SIGNATURE:____________________________________________ SIGNATURE:________________________________________ DATE:____________________

Fill in date; Please sign your name as it appears hereon. Joint owners should sign. When signing as attorney, administrator, trustee, or guardian, please give full title as such.

-----------------------------------------------------------------------------------------------------------------------------------

                   -- IF VOTING BY MAIL, FOLD AND DETACH PROXY CARD HERE AND MAIL IN ENVELOPE PROVIDED --


              VOTE BY INTERNET OR TELEPHONE TO EXPEDITE YOUR VOTE

BY INTERNET
-----------

o    You may cast your vote at any time (24 hours a day, 7 days a week).

o Access our voting website at http://www.eproxy.com/una and follow the instructions to cast your vote.

BY TELEPHONE
------------

o    You may cast your vote at any time (24 hours a day, 7 days a week).

o    Call our toll-free number 1-800-840-1208 on a touch-tone telephone.

o You will be asked to enter the 11-digit Control Number located in the box in the lower right-hand corner of this form.

o TO VOTE AS THE BOARD OF DIRECTORS RECOMMENDS FOR ALL NOMINEES FOR DIRECTORS, PRESS 1.

o    To withhold authority for all nominees, press 9.

o To withhold authority for individual nominee(s), press 0 and listen to the instructions.

o    When asked, please confirm your vote by pressing 1.


                   PLEASE DO NOT RETURN THE ABOVE PROXY CARD
                  IF YOU HAVE VOTED BY INTERNET OR TELEPHONE.